Exhibit 10.1
Execution Version
Published CUSIP: 01265LAR2
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 28, 2022
among
ALBEMARLE CORPORATION,
(the “Company”),
CERTAIN OTHER SUBSIDIARIES OF THE COMPANY,
THE LENDERS PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent and Swing Line Lender,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
GOLDMAN SACHS BANK USA,
MUFG BANK, LTD.,
BANCO SANTANDER, S.A., NEW YORK BRANCH,
SUMITOMO MITSUI BANKING CORPORATION,
TRUIST BANK
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents
Arranged By:
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
HSBC SECURITIES (USA) INC.
and
MIZUHO BANK, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Section    Page
i

SCHEDULES
2.01    Commitments and Pro Rata Shares
6.09    Environmental Matters
6.17    Subsidiaries
6.20    Certain Anti-Corruption Law Matters
8.01    Existing Liens
11.02    Lending Offices; Notice Addresses
EXHIBITS
A    Form of Committed Loan Notice
B    Form of Swing Line Loan Notice
C    Form of Note
D    Form of Compliance Certificate
E    Form of Assignment and Assumption
F    Form of Administrative Questionnaire
G    Form of Designated Borrower Request and Assumption Agreement
H    Form of Designated Borrower Joinder Agreement
I    Form of Letter of Credit Report

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 28, 2022 among ALBEMARLE CORPORATION, a Virginia corporation (the “Company”), ALBEMARLE EUROPE SRL, a société à responsabilité limitée organized under the laws of Belgium (the “Belgian Borrower” and together with the Company and any other Subsidiary of the Company party hereto pursuant to Section 2.14, collectively, the “Borrowers”), the Lenders (defined herein), and BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender.
RECITALS
The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
The revolving credit facility and the transactions contemplated hereunder are in the corporate interests of the Borrowers.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” by any Person means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the assets of, or of a business unit or division of, another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Additional Commitment Lender” has the meaning specified in Section 2.15.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent Fee Letter” means the letter agreement, dated October 5, 2022 among the Company, the Administrative Agent and BAS.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, for purposes of determining Affiliates of a member of the Consolidated Group, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 35% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Agent Parties” has the meaning specified in Section 11.02.
“Aggregate Commitments” means the aggregate amount of Commitments of all the Lenders. The amount of the Aggregate Commitment in effect on the Closing Date is ONE BILLION FIVE HUNDRED MILLION DOLLARS ($1,500,000,000).
“Agreement” means this Credit Agreement.
“Alternative Currency” means each of British Pounds Sterling, Euro, Japanese Yen, Australian Dollars and Canadian Dollars and each other lawful currency (other than Dollars) that is freely available and freely transferable and convertible into Dollars and that is approved in accordance with Section 1.09.
“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:
(a)denominated in British Pounds Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and
(b)denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09;
provided, that, if any Alternative Currency Daily Rate shall be less than 0.0%, such rate shall be deemed 0.0% for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the

L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion.
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:
(a)denominated in Euro, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;
(b)denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;
(c)denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;
(d)denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(e)denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the relevant Lenders pursuant to Section 1.09 plus the adjustment (if any) determined by the Agent and the relevant Lenders pursuant to Section 1.09;
provided, that, if any Alternative Currency Term Rate shall be less than 0.0%, such rate shall be deemed 0.0% for purposes of this Agreement.
“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Applicable Authority” means with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Currency” means Dollars or Alternative Currency, as applicable.
“Applicable Foreign Obligor Documents” has the meaning specified in Section 6.19.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating, as set forth below:

Pricing Level	Debt Rating S&P/Moody’s/ Fitch	Applicable Rate for Term SOFR Loans, Term SOFR Daily Floating Rate Loans, Alternative Currency Daily Rate Loans and Alternative Currency Term Rate Loans	Applicable Rate for Base Rate Loans	Applicable Rate for Letter of Credit Fee	Applicable Rate for Facility Fee

1	A-/A3/A- or better	0.910%	0.000%	0.910%	0.090%
2	BBB+/Baa1/BBB+	1.025%	0.025%	1.025%	0.100%
3	BBB/Baa2/BBB	1.125%	0.125%	1.125%	0.125%
4	BBB-/Baa3/BBB-	1.200%	0.200%	1.200%	0.175%
5	worse than or equal to BB+/Ba1/BB+ or unrated	1.375%	0.375%	1.375%	0.250%
For purposes of the foregoing, (a) if each of Moody’s, S&P and Fitch shall have a Debt Rating in effect and the Debt Ratings established by such rating agencies shall fall within different Levels in the foregoing table, the Applicable Rate shall be based on the Level in which two of such Ratings shall fall or, if there shall be no such Level, on the Level in which the second highest of the three Debt Ratings shall fall; (b) if only two of S&P, Moody’s and Fitch shall have Debt Ratings in effect, then the Applicable Rate shall be based on the Level in which the higher Debt Rating shall fall unless one of such Debt Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be based on the Level next above that of the lower of the two Debt Ratings; (c) if only one of S&P, Moody’s and Fitch shall have a Debt Rating in effect, then the Applicable Rate shall be based on the Level next below that in which such Debt Rating shall fall; and (d) if none of Moody’s, S&P and Fitch shall have a Debt Rating in effect, then the Applicable Rate shall be based on Level 5. If the rating system of S&P, Moody’s or Fitch shall change, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined as provided above as if the affected rating agency did not have a Debt Rating in effect. For the avoidance of doubt, Level 1 in the table above is the “highest” Level and Level 5 is the “lowest” Level.
Initially, the Applicable Rate shall be determined based upon Pricing Level 3. Thereafter, each change in the Applicable Rate, if any, resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 7.03(c) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.
“Applicable Time” means, with respect to any borrowings and payments in Alternative Currencies, the local times in the place of settlement for such Alternative Currencies as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.14.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, as determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Lease Back Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“Australian Dollars” means the lawful currency of the Commonwealth of Australia.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“BAS” means BofA Securities, Inc., in its capacity as joint lead arranger and joint bookrunner, and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) Term SOFR plus 1.0%; provided that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Belgian Borrower” has the meaning specified in the introductory paragraph hereto.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Blocking Law” means:
(a)any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom); and
(b)any similar blocking or anti-boycott law in the United Kingdom.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowers” means the Company and the Belgian Borrower and, if the conditions of Section 2.14 are satisfied, any other Designated Borrower, and “Borrower” means any one of the Borrowers.
“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“British Pounds Sterling” means the lawful currency of the United Kingdom.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:
(a)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;
(b)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) British Pounds Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom, (ii) Japanese Yen, means a day other than when banks are closed for general business in Japan, (iii) Australian Dollars, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Melbourne because such day is a Saturday, Sunday or a legal holiday under the laws of Australia, and (iv) Canadian Dollars, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Toronto, Ontario because such day is a Saturday, Sunday or a legal holiday under the laws of Canada;
(c)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than, Euro, British Pounds Sterling or Japanese Yen, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and
(d)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollars” means the lawful currency of Canada.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or any Person directly or indirectly Controlling the Company; (b) a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board of directors on the Closing Date, (ii) whose election or nomination to that board of directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least two-thirds of that board of directors or equivalent governing body or (iii) whose election or nomination to that board of directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least two-thirds of that board of directors or equivalent governing body; or (c) the Company fails to directly or indirectly own and control all of the outstanding capital stock (or other equity securities) of each Designated Borrower.
“Closing Date” means October 28, 2022.
“CME” means CME Group Benchmark Administration Limited.
“Commitment” means, as to each Lender, the obligation of such Lender to (a) make Committed Loans, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as such Lender’s “Commitment” as set forth on Schedule 2.01 or in the Assignment and Assumption or other documentation delivered pursuant to Section 2.01(b) pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Term SOFR Loans and Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Lenders as provided herein.
“Committed Loan” has the meaning provided in Section 2.01(a).
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with BBSY, CDOR, EURIBOR, SONIA, TIBOR, SOFR, Term SOFR or any proposed Successor Rate for an Applicable Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “BBSY”, “CDOR”, “EURIBOR”, “SONIA”, “TIBOR”, “SOFR”, “Term SOFR”, “Term SOFR Daily Floating Rate”, “Interest Period”, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Applicable Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Applicable Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated EBITDA” means, for any period, for the Consolidated Group, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) the following, in each case (other than in the case of clause (x) below) to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash expenses for such period (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash payments in any future period), (v) non-cash goodwill impairment charges, (vi) any non-cash loss attributable to the mark-to-market adjustments in the valuation of pension liabilities (to the extent the cash impact resulting from such loss has not been realized) in accordance with Accounting Standards Codification 715 (ASC 715), (vii) any fees, expenses or charges (other than depreciation or amortization expense) related to any Acquisition, Disposition, issuance of equity interests, other transactions (excluding intercompany transactions) permitted by Section 8.02, or the incurrence of Indebtedness not prohibited by this Agreement (including any refinancing or amendment thereof) (in each case, whether or not consummated), including, but not limited to, such fees, expenses or charges related to this Agreement and the other Loan Documents and any amendment or other modification of this Agreement or the other Loan Documents, (viii) any expense to the extent that a corresponding amount is received during such period in cash by the Company or any of its Subsidiaries under any agreement providing for indemnification or reimbursement of such expenses, (ix) any expense with respect to liability or casualty events or business interruption to the extent reimbursed to the Company or any of its Subsidiaries during such period by third party insurance, and (x) the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) that are actually received in cash (or converted into cash) for such period by a member of the Consolidated Group from any Person that is not a member of the Consolidated Group or otherwise in respect of any unconsolidated investment, minus (c) to the extent included in calculating such Consolidated Net Income, (i) non-cash income during such period (excluding any non-cash income to the extent that it represents cash receipts in any future period) and (ii) any non-cash gains attributable to the mark-to-market adjustments in the valuation of pension liabilities in accordance with Accounting Standards Codification 715 (ASC 715), all as determined in accordance with GAAP.
“Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Group” means the Company and its consolidated Subsidiaries as determined in accordance with GAAP.
“Consolidated Interest Charges” means, for any period, for the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Debt as of such date minus (ii) Unrestricted Cash as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date; provided, however, that, for purposes of calculating the Consolidated Leverage Ratio, with respect to any PILOT Transaction: (x) the Attributable Principal Amount of the PILOT-Related Capital Lease shall be deemed to be equal to zero, (y) the Consolidated Interest Charges on any such Attributable Principal Amount (described in clause (x)) shall be deemed to be equal to zero, and (z) the net income from any interest earned with respect to any related Member-Held LRBs shall be deemed to be equal to zero.
“Consolidated Net Income” means, for any period, for the Consolidated Group, the sum, without duplication, of (i) net income of the Consolidated Group (excluding items reported as nonrecurring or unusual in the consolidated financial statements of the Company and the Consolidated Group and related tax effects) for that period minus (ii) to the extent included in the amount determined pursuant to clause (i) above, the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Company or a Subsidiary is not permitted, whether on account of any Organization Document restriction, any agreement, instrument, deed or lease or any Law applicable to such Subsidiary, all as determined in accordance with GAAP.
“Consolidated Net Tangible Assets” means, as of any date of determination, the Consolidated Total Assets of the Consolidated Group less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of the Consolidated Group), in each case calculated in accordance with GAAP, provided, that in the event that the Company or any of its Subsidiaries acquires any assets in connection with the Acquisition by the Company and its Subsidiaries of another Person subsequent to the date as of which the Consolidated Net Tangible Assets is being calculated (the “Balance Sheet Date”) but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such Acquisition of assets, as if the same had occurred on or prior to the Balance Sheet Date.
“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Consolidated Group, without giving effect to any amortization of the amount of intangible assets since the Closing Date, as shown on the most recent balance sheet required to be delivered pursuant to Section 7.01
“Contractual Obligation” means, as to any Person, any provision of any Security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate.”
“Covered Party” has the meaning specified in Section 11.25.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s or Fitch of the Company’s non-credit-enhanced, senior unsecured long-term debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, a Term SOFR Daily Floating Rate Loan or an Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c)has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each Lender.
“Designated Borrower” means any Borrower designated in accordance with the terms of Section 2.14 and “Designated Borrowers” means any one of the Designated Borrowers
“Designated Borrower Joinder Agreement” has the meaning specified in Section 2.14.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“Domestic Borrower” means any Borrower that is organized under the laws of any political subdivision of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 11.22.
“Electronic Record” and “Electronic Signature” shall have the meanings specified in Section 11.22.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).
“Environmental Laws” means any legally binding and applicable statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or restriction imposed by any federal, state, local, and foreign Governmental Authority relating to human health and the natural environment.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries resulting from or caused by (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the release or threatened release of any Hazardous Materials into the natural environment or (d) any contract, agreement or other consensual arrangement pursuant to which environmental liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “EUR” mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Taxes” means (i) in the case of the Administrative Agent and each Lender, Taxes imposed on or measured by its income or gross receipts, branch profits Taxes, and franchise Taxes imposed on it, by any jurisdiction (A) as a result of the Administrative Agent or such Lender, as the case may be, being organized under the Laws of or maintaining a lending office in such jurisdiction, (B) that are Other Connection Taxes or (C) as a result of the Administrative Agent or such Lender, as the case may be, booking Loans made by it in such jurisdiction, (ii) in the case of a Lender, any withholding Taxes, that are (A) imposed by the United States with respect to the Committed Loans, the Swing Line Loan and the L/C Obligations on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or (B) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 11.15, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this Section 3.01 and (iii) any withholding taxes imposed under FATCA.
“Existing Maturity Date” has the meaning specified in Section 2.15.
“Extending Lender” has the meaning specified in Section 2.15.
“Facility Office” means, with respect to any Lender, the office through which such Lender will perform its obligations under this Agreement.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fitch” means Fitch Ratings, Inc., or any successor or assignee of the business of such company in the business of rating securities.
“Foreign Lender” means, with respect to any Borrower, any Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and a similar rule shall apply with respect to Belgium.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including convertible debt instruments;
(b)all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);
(c)all contingent obligations and unreimbursed drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)the Attributable Principal Amount of capital leases and Synthetic Leases;
(e)the Attributable Principal Amount of Securitization Transactions;
(f)all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments within 91 days following the Maturity Date then in effect;
(g)Guarantees in respect of Funded Debt of another Person; and
(h)Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the outstanding principal amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (g) or, if less, the amount expressly guaranteed.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification, consistently applied and as in effect from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranty” means the Guarantee of the Obligations provided by the Company pursuant to Article IV.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.
“Honor Date” has the meaning specified in Section 2.03(c).
“HSBC” means HSBC Bank USA, National Association, and its successors.
“Immaterial Subsidiary” means any Subsidiary of the Company that neither (a) owns assets with an aggregate book value in excess of $25,000,000 nor (b) has annual revenues in excess of $25,000,000.
“Incremental Facility Amendment” has the meaning specified in Section 2.01(b).

“Incremental Term Facility” has the meaning specified in Section 2.01(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all Funded Debt;
(b)net obligations under any Swap Contract;
(c)Guarantees in respect of Indebtedness of another Person; and
(d)Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of Indebtedness that is the subject of the Guarantees in the case of Guarantees under clause (d) or, if less, the amount expressly guaranteed.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.08.
“Interest Payment Date” means (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Term SOFR Daily Floating Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; (c) as to any Alternative Currency Daily Rate Loan (other than any Alternative Currency Daily Rate Loans denominated in British Pounds Sterling), the last Business Day of each March, June, September and December and the Maturity Date; (d) as to any Alternative Currency Daily Rate Loan denominated in British Pounds Sterling, the last Business Day of each calendar month and the Maturity Date; (e) as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates; and (f) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, (i) as to each Tern SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice and (ii) as to each Alternative Currency Term Rate Loan, the period commencing on the date such Alternative Currency Term Rate Loan is disbursed or converted to or continued as an Alternative Currency Term Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency, or, solely with respect to Alternative Currency Term Rate Loans denominated in Canadian Dollars, one, two or three months), as selected by the Company in its Committed Loan Notice; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)no Interest Period for any Loan shall extend beyond the Maturity Date of such Loan.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
“Japanese Yen” means the lawful currency of Japan.
“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in a L/C Borrowing. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” means (a) Bank of America, through itself or through one of its designated Affiliates or branch offices, (b) JPMorgan, through itself or through one of its designated Affiliates or branch offices, (c) HSBC, through itself or through one of its designated Affiliates or branch offices and/or (d) Mizuho, through itself or through one of its designated Affiliates or branch offices, in each case, in its capacity as issuer of Letters of Credit hereunder, with each of their respective successors in such capacity. In the event there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, plus the aggregate amount of all Unreimbursed Amounts in respect of Letters of Credit, including L/C Borrowings. For purposes of computing the undrawn amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, any other Person that becomes a Lender in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender.
“Lender Parties” means, collectively, the Lenders, the Swing Line Lender and the L/C Issuer.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft. Notwithstanding anything to the contrary contained herein, a letter of credit issued by an L/C Issuer other than Bank of America (or a designated Affiliate thereof) shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified of the issuance thereof by the applicable L/C Issuer and has confirmed availability under the Aggregate Commitments and the Letter of Credit Sublimit with the applicable L/C Issuer.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” means any of the fees described in clause (i) of Section 2.09(b).
“Letter of Credit Report” means a certificate substantially the form of Exhibit I or any other form approved by the Administrative Agent.
“Letter of Credit Sublimit” means the lesser of (a) ONE HUNDRED MILLION DOLLARS ($100,000,000) and (b) the Aggregate Commitments; provided that, with respect to each of Bank of America, JPMorgan, HSBC and Mizuho, in its capacity as an L/C Issuer, such L/C Issuer shall not be obligated to issue Letters of Credit in an amount greater than the amount set forth as its “Letter of Credit Commitment” on Schedule 2.01. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, each Note, each Designated Borrower Request and Assumption Agreement, each Issuer Document, each Designated Borrower Joinder Agreement, the Administrative Agent Fee Letter, any Incremental Facility Amendment and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16.
“Loan Obligations” means Committed Loans, L/C Obligations and Swing Line Loans.
“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Consolidated Group taken as a whole; (b) the ability of any Borrower to perform its material obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.
“Maturity Date” means the later of (a) October 28, 2027 and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, however that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.10.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Mizuho” means Mizuho Bank, Ltd., and its successors.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Non-Domestic Borrowers” means the Belgian Borrower and each Designated Borrower that is not a Domestic Borrower, and “Non-Domestic Borrower” means any one of the Non-Domestic Borrowers.
“Non-Extending Lender” has the meaning specified in Section 2.15.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).
“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Notice Date” has the meaning specified in Section 2.15.
“Obligations” means, without duplication, (i) the Loan Obligations and (ii) all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming a member of the Consolidated Group as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” has the meaning specified in Section 3.01(b).
“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal Dollar Equivalent thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 11.07(d).
“Participant Register” has the meaning specified in Section 11.07(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PILOT Transaction” means a transaction or series of related transactions involving members of the Consolidated Group and any Governmental Authority in which:
(a)the Governmental Authority has or acquires fee title to, or a ground lease, base lease or similar interest in, property and leases or subleases such property to any member of the Consolidated Group under a capital lease (or a Synthetic Lease treated as if it were a capital lease) (herein a “PILOT-Related Capital Lease”);
(b)the Governmental Authority finances or funds its costs associated with the acquisition, construction, equipping, furnishing, installation, renovation, rehabilitation or other improvement of the property so held through funds provided by any member of the Consolidated Group, whether through: (i) the issuance of one or more lease revenue bonds registered in the name of such member of the Consolidated Group (“Member-Held LRBs”) and payable from lease rental payments to be made by that or any other member of the Consolidated Group under a PILOT-Related Capital Lease or (ii) any other form of funding agreement executed between the Governmental Authority and any member of the Consolidated Group;
(c)the lease rental payments under the PILOT-Related Capital Lease are either nominal or are pledged to and used to pay, or constitute the payment of, either or both: (i) principal of and interest on any Member-Held LRBs, and (ii) any ground rent or similar payments by the Governmental Authority required under any applicable ground lease, base lease or similar instrument;
(d)the PILOT-Related Capital Lease, or a separate option agreement in any form or instrument, grants to any member of the Consolidated Group the option to acquire fee title to such property for a nominal sum; and
(e)the Governmental Authority provides or facilitates a tax or other financial benefit to any member of the Consolidated Group including, without limitation, a property tax, sales tax or income tax benefit to any such member of the Consolidated Group (whether or not any member of the Consolidated Group, or a tenant of any such member, is required to make any payments whatsoever in lieu of all or a portion of such tax or other financial benefit).
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 7.02.
“Pro Forma Basis” means, for purposes of determining compliance with the financial covenant hereunder, that the subject Acquisition or Disposition and any related incurrence or discharge of Indebtedness shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the subject Acquisition or Disposition shall be included (or in the case of Dispositions, excluded) to the extent relating to any period prior to the date of subject transaction, and (b) Indebtedness incurred or, in the case of a Disposition, discharged in connection with the subject Acquisition or Disposition shall be deemed to have been incurred or, in the case of a Disposition, discharged as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder or excluded based on actual interest accrued in accordance with GAAP).
“Pro Rata Share” means with respect to each Lender, a fraction (expressed as percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Commitments shall have expired or shall have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such expiration or termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Shares of each Lender is set forth as such on Schedule 2.01. The Pro Rata Shares shall be subject to adjustment as provided in Section 2.17.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.02.
“Rate Determination Date” means, with respect to an Interest Period, two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Register” has the meaning specified in Section 11.07(c).
“Related Indemnitee” of an Indemnitee means (i) any controlling Person or controlled affiliate of such Indemnitee, (ii) the respective directors, officers or employees of such Indemnitee or any of its controlling Persons or controlled affiliates and (iii) the respective agents of such Indemnitee or any of its controlling Persons or controlled affiliates, in the case of this clause (iii), acting on behalf of, or at the express instructions of, such Indemnitee, controlling Person or such controlled affiliate; provided that each reference to a controlling Person, controlled affiliate, director, officer or employee in this definition pertains solely to a controlling Person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR or the Term SOFR Daily Floating Rate, (b) British Pounds Sterling, SONIA, (c) Euro, EURIBOR, (d) Canadian Dollars, the CDOR Rate, (e) Japanese Yen, TIBOR, and (f) Australian Dollars, BBSY, as applicable.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Aggregate Commitments or (b) if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans). The Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Borrower and, solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Borrower and, solely for purposes of notices given pursuant to Article II, any of the foregoing officers and any other officer of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Revaluation Date” means each of the following: (a) with respect to any Loan, each of the following (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, (iii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, and (iv) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative

Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to the Company or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Company or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Relevant Rate Unavailability Date” has the meaning specified in Section 3.03(c).
“Scheduled Term SOFR Unavailability Date” has the meaning specified in Section 3.03(b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Transaction” means any financing or factoring transaction (or series of such transactions) that has been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or may grant a security interest in, any accounts receivable, payment intangibles, notes receivable, rights to future lease payments or residuals or other similar rights to payment to a special purpose Subsidiary or Affiliate of such Person.
“Security” means all capital stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means 0.10% (10 basis points).

“Solvent” means, with respect to any Person as of a particular date, after giving full effect to rights of contribution against or reimbursement from other Persons under applicable Law or any Contractual Obligation, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a guarantee and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a guarantee. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability reduced by the amount of any contribution or indemnity that can reasonably be expected to be received.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth (5th) Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of directors or other governing body (other than shares or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Successor Rate” means a Successor Term SOFR Rate or Successor Relevant Rate, as the context may require.
“Successor Relevant Rate” has the meaning specified in Section 3.03(c).
“Successor Term SOFR Rate” has the meaning specified in Section 3.03(b).
“Supported QFC” has the meaning specified in Section 11.25.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps, options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of the applicable Domestic Borrower.
“Swing Line Sublimit” means the lesser of (a) ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) and (b) the Aggregate Commitments. The Swing Line Sublimit is a part of, and not in addition to, the Aggregate Commitments.
“Synthetic Lease” means any synthetic, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority, including any interest, penalties, and liabilities with respect thereto.

“Term SOFR” means:
(f)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(g)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed to be zero for purposes of this Agreement.
“Term SOFR Daily Floating Rate” means for any interest calculation with respect to a Term SOFR Daily Floating Rate Loan on any date, a fluctuating rate of interest, which can change on each Business Day, equal to the Term SOFR Screen Rate, two U.S. Government Securities Business Days prior to such day, with a term equivalent to one month beginning on that date; provided, that if the rate is not published prior to 11:00 A.M. on such determination date then the Term SOFR Daily Floating Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; provided, further, that, if the Term SOFR Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Term SOFR Daily Floating Rate Loans” means a Loan that bears interest based on the Term SOFR Daily Floating Rate. All Term SOFR Daily Floating Rate Loans shall be denominated in Dollars.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR. All Term SOFR Loans shall be denominated in Dollars.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Threshold Amount” means ONE HUNDRED MILLION DOLLARS ($100,000,000).
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Term SOFR Loan, a Term SOFR Daily Floating Rate Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability” means, the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined as of the date of the most recently completed actuarial valuation report for that Pension Plan in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Cash” means, at any time, cash and cash equivalents owned at such time by any member of the Consolidated Group, determined on a consolidated basis in accordance with GAAP; provided that such cash and cash equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on the consolidated balance sheet of the Consolidated Group prepared as of such time in accordance with GAAP.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” has the meaning specified in Section 11.15(a).
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.25.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears unless otherwise expressly referenced.
(iii)The term “including” is by way of example and not limitation.
(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other entity, or an allocation of assets to a series of a limited liability company or other entity (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or other entity shall constitute a separate Person hereunder (and each division of any limited liability company or other entity that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Funded Debt of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded and (ii) any lease that is characterized as an operating lease in accordance with GAAP after the Company’s adoption of ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Company’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to Company’s adoption of ASC 842.
(b)At the Company’s election, determinations of compliance with the financial covenant hereunder may be made on a Pro Forma Basis with respect to one or more Acquisitions, Dispositions of all of the equity interests of, or all or substantially all of the assets of, a Subsidiary or any Disposition of a line of business or a division of a Borrower or a Subsidiary, in each case, consummated after the Closing Date; provided that with respect to any such Acquisition or Disposition (i) the Company must elect to treat such Acquisition or Disposition on a Pro Forma Basis on or before the delivery of the Compliance Certificate relating to the first fiscal quarter period ending after the date of such Acquisition or Disposition, (ii) the Company must indicate such election on such Compliance Certificate and (iii) such election shall be irrevocable. Absent the Company’s election to treat an Acquisition or Disposition on a Pro Forma Basis in accordance with this subsection (b), determinations of compliance with the financial covenant hereunder shall not be made on a Pro Forma Basis with respect to such Acquisition or Disposition.
(c)The Company will provide a written summary of material changes in GAAP affecting the financial reporting of the Company or in the consistent application thereof by the Company with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04Rounding.
Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05References to Agreements and Laws.
Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06Times of Day; Rates.
Unless otherwise specified, all references herein to times of day shall be references to New York time (Eastern daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
1.07Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.08Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating the financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, the conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Alternative Currency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
1.09Additional Alternative Currencies.
(a)The Company may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders obligated to make Credit Extensions in such currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)Any such request shall be made to the Administrative Agent not later than 12:00 noon twelve Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent, and in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the L/C Issuer in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 12:00 noon ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and the Lenders may amend the definition Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Committed Borrowings of Alternative Currency Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (x) the Administrative Agent and the L/C Issuer may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (y) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Company. Upon any Lender’s refusal to make Committed Loans in the additional requested currency, the Company may replace such Lender in accordance with Section 11.16.
2.105Redenomination of Certain Alternative Currencies; Change of Currency.
(a)Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
2.16Belgian Terms.
In this Agreement, where it relates to the Belgian Borrower, a reference to:
(a)a liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator, compulsory manager or similar officer includes any insolventiefunctionaris/practicien d’insolvabilité, curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, voorlopig bewindvoerder/administrateur provisoire, mandataris ad hoc/mandataire ad hoc, ondernemingsbemiddelaar/médiateur d'entreprise, as applicable;
(b)a Person being unable to pay its debts is that Person being in a state of cessation of payments (staking van betaling / cessation de paiements);
(c)an insolvency shall be deemed to include a gerechtelijke reorganisatie / réorganisation judiciaire, faillissement / faillite and any other concurrence between creditors (samenloop van schuldeisers / concours des créanciers);
(d)a moratorium or composition shall be deemed to include any gerechtelijke reorganisatie / réorganisation judiciaire;
(e)winding up, administration, liquidation or dissolution includes any vereffening / liquidation, ontbinding / dissolution, faillissement / faillite and sluiting van een onderneming / fermeture d’enterprise;
(f)an assignment or similar arrangement with any creditor shall be deemed to include a minnelijk akkoord met alle schuldeisers/ accord amiable avec tous les créanciers;
(g)an attachment, sequestration, distress, execution or analogous events shall be deemed to include any uitvoerend beslag / saisie exécutoire and bewarend beslag / saisie conservatoire;
(h)a security interest or security shall be deemed to include any mortgage (hypotheek / hypothèque), pledge (pand / gage), any mandate to grant a mortgage, a pledge or any other real security (mandaat/mandat), privilege (voorrecht / privilège), retention right (eigendomsvoorbehoud / réserve de propriété), any security in rem (zakelijke zekerheid / sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid / transfert à titre de garantie) and, in general, any right in rem created for the purpose of granting security and any promise or mandate to create any of the security interest mentioned above;

(i)the Belgian Companies and Associations Code means the Belgian Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations dated 23 March 2019, as amended from time to time;
(j)a company organized under the laws of Belgium or being incorporated in Belgium or of which its jurisdiction of incorporation is Belgium, means that such party has its statutory seat in Belgium; and
(k)a subsidiary shall be deemed to include a dochtervennootschap / filiale as defined in Article 1:15 of the Belgian Companies and Association Code.
2.15Dutch Terms.
In this Agreement, where it relates to a Designated Borrower organized in the Netherlands (if any), (i) a “winding-up” includes a Dutch entity being dissolved (ontbonden), (ii) a “trustee in bankruptcy” includes a curator, (iii) an “administrator” includes a bewindvoerder, (iv) a “Lien” includes any mortgage (hypotheek), pledge (pandrecht), right of retention (recht van retentie) and in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht), (v) a “bankers’ lien” includes any security of account holding banks arising under their general terms and conditions, and (vi) board of directors shall refer to the management board (bestuur) and a director shall refer to a member of the management board (bestuurder).
ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS
11.01Committed Loans.
(a)Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan a “Committed Loan”) to the Borrowers in Dollars or Alternative Currencies from time to time on any Business Day during the Availability Period; provided that after giving effect to any such Committed Loan, (i) with regard to the Lenders collectively, the aggregate principal amount of Loan Obligations shall not exceed the Aggregate Commitments and (ii) with regard to each Lender individually, such Lender’s Pro Rata Share of the Loan Obligations plus, without duplication and if applicable, the aggregate Outstanding Amount of all Swing Line Loans advanced by such Lender in its capacity as Swing Line Lender, shall not exceed its Commitment. Committed Loans may consist of Base Rate Loans, Term SOFR Loans, Term SOFR Daily Floating Rate Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.
(b)Increases of the Aggregate Commitments and Incremental Term Facilities. The Company shall have the right, upon at least fifteen Business Days’ prior written notice to the Administrative Agent but without the consent of the Required Lenders, to (i) add one or more tranches of term loans (any credit facility providing for any such term loans being referred to as an “Incremental Term Facility”) and/or (ii) increase the Aggregate Commitments, in an aggregate amount for such increases and requested term loans not to exceed $500,000,000 in up to five (5) increases or term loans, at any time and from time to time after the Closing Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i)the Aggregate Commitments plus the amount of any Incremental Term Facilities shall not exceed $2,000,000,000 without the consent of the Required Lenders;
(ii)no Default shall have occurred and be continuing on the date on which such increase or requested term loan is to become effective;
(iii)the representations and warranties set forth in Article VI shall be true and correct in all material respects on and as of the date on which such increase or requested term loan is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.01(b), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01;
(iv)such increase or requested term loan shall be in a minimum amount of $10,000,000 (or such lesser amount as agreed upon by the Company and the Administrative Agent) and in integral multiples of $1,000,000 in excess thereof;
(v)the Administrative Agent shall have received (A) additional commitments in a corresponding amount of such requested increase or term loan from either existing Lenders and/or one or more other institutions that qualify as an Eligible Assignee (it being understood and agreed that no existing Lender shall be required to provide an additional commitment unless it agrees to do so in its sole discretion) and (B) documentation from each institution providing an additional commitment evidencing their commitment and their obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;
(vi)the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Borrowers) it may reasonably request relating to the corporate or other necessary authority for and the validity of such increase in the Aggregate Commitments or requested term loans, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;
(vii)upon the reasonable request of any Lender providing an additional commitment made at least ten days prior to the effective date thereof, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the effective date for such increase or requested term loan;
(viii)at least five days prior to the effective date for such increase or requested term loan, if a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver a Beneficial Ownership Certification in relation to such Borrower;

(ix)such requested increase or term loan shall become effective on a date agreed by the Company and the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders of such effective date;
(x)any Incremental Term Facility that constitutes additional term loans under a then existing tranche of term loans shall be made on the same terms and provisions (other than upfront fees) as apply to such outstanding term loans, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from such term loans;
(xi)any Incremental Term Facility shall (A) have a maturity date that is no earlier than the Maturity Date for the Aggregate Commitments or the maturity date for any previously incurred Incremental Term Facility and (B) have a weighted average life to maturity that is no shorter than the weighted average life to maturity of any previously incurred Incremental Term Facility;
(xii)after giving effect to the incurrence of any Incremental Term Facility and any related transactions, on a Pro Forma Basis, the Borrowers shall be in compliance with the financial covenant set forth in Section 8.06; and
(xiii)if any Committed Loans are outstanding at the time of the requested increase in the Aggregate Commitments, each Borrower shall, if applicable, prepay one or more of such Borrower’s existing Committed Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Commitments, each Lender will hold its pro rata share (based on its Pro Rata Share of the increased Aggregate Commitments) of outstanding Committed Loans.
Notwithstanding any provision in Section 11.01 to the contrary, each Incremental Term Facility shall be evidenced by an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.01(b), executed by the Borrowers, the Administrative Agent and each Lender providing a portion of the Incremental Term Facility which such amendment, when so executed, shall amend this Agreement as provided therein. Each Incremental Facility Amendment shall also require such amendments to the Loan Documents, and such other new Loan Documents, as the Administrative Agent reasonably deems necessary or appropriate to effect the modifications and credit extensions permitted by this Section 2.01(b) and, in each case, as agreed by the Company. Neither any Incremental Facility Amendment, nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Lender, other than the Lenders providing such Incremental Term Facility and the Borrowers and the Administrative Agent, in order to be effective. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and such other conditions as requested by the Lenders under the Incremental Term Facility established in connection therewith.
3.02Borrowings, Conversions and Continuations of Committed Loans.
(a)Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Loans or Alternative Currency Term Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) in the case of Term SOFR

Loans, two Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans or Term SOFR Daily Floating Rate Loans, (ii) in the case of Alternative Currency Loans, four Business Days (or five Business Days in the case of Special Notice Currency) prior to the requested date of any Committed Borrowing or, in the case of Alternative Currency Term Rate Loans, continuation and (iii) on the requested Business Day of any Committed Borrowing of Base Rate Loans or Term SOFR Daily Floating Rate Loans. Each Committed Borrowing of, conversion to or continuation of Term SOFR Loans, Term SOFR Daily Floating Rate Loans or Alternative Currency Loans, as applicable, shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans is being requested, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) if applicable, the Alternative Currency requested with respect thereto and (vii) the applicable Borrower. If a Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans on the last day of the Interest Period applicable thereto; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one month. If a Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the Applicable Currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that, if, on the date any Committed Loan Notice with respect to a Committed Borrowing denominated in Dollars is given by any Domestic Borrower there are Swing Line Loans outstanding, such

Committed Borrowing shall be in an amount at least equal to the Outstanding Amount of all Swing Line Loans, and the proceeds of such Committed Borrowing shall be applied first to the payment in full of all outstanding Swing Line Loans, and second, shall be made available to the applicable Borrower as provided above; provided, further, that, if on such date there are also L/C Borrowings outstanding, then the proceeds of such Committed Borrowing (to the extent not otherwise applied to the payment of Swing Line Loans pursuant to the foregoing) shall next be applied to the payment in full of any such L/C Borrowings, and then shall be made available to the applicable Borrower as provided above.
(c)Except as otherwise provided herein, a Term SOFR Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of the Interest Period for such Loan. During the existence of a Default or Event of Default, (i) no Loans may be requested as or converted to Term SOFR Loans or Term SOFR Daily Floating Rate Loans, or continued as Term SOFR Loans and (ii) no Loans may be requested as, or converted to Alternative Currency Daily Rate Loans or converted to or continued as Alternative Currency Term Rate Loans, as applicable, in each case, without the consent of the Required Lenders, and the Required Lenders may demand that (A) any or all of the then outstanding Term SOFR Loans be converted to Base Rate Loans on the last day of the then applicable Interest Period, (B) any or all of the then outstanding Term SOFR Daily Floating Rate Loans be immediately converted to Base Rate Loans and (C) any or all of the then outstanding Alternative Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof (and with respect to Alternative Currency Term Rate Loans, on the last day of the then current Interest Period with respect thereto).
(d)With respect to any Alternative Currency Daily Rate, any Alternative Currency Term Rate, SOFR, Term SOFR or the Term SOFR Daily Floating Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
(e)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
(f)This Section 2.02 shall not apply to Swing Line Loans.
3.03Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Letter of Credit Commitment. Subject to the terms and conditions set forth herein,

(A)the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth herein, (1) on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or Alternative Currencies for the account of a Borrower or any of its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with the provisions hereof, and (2) to honor drafts under Letters of Credit, and
(B)the Lenders severally agree to participate in the Letters of Credit as provided herein;
provided that (x) the aggregate principal amount of L/C Obligations shall not exceed the Letter of Credit Sublimit, (x) with regard to the Lenders collectively, the aggregate principal amount of Loan Obligations shall not exceed the Aggregate Commitments and (y) with regard to each Lender individually, such Lender’s Pro Rata Share of the Loan Obligations plus, without duplication and if applicable, the aggregate Outstanding Amount of all Swing Line Loans advanced by such Lender in its capacity as Swing Line Lender shall not exceed its Commitment. Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving and accordingly a Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)The L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)such Letter of Credit is in an initial amount less than $25,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;
(D)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company (or the applicable Borrower) or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(G)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iii)The L/C Issuer shall not issue any Letter of Credit if:
(A)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date; or
(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Lenders have approved such expiry date.
(iv)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)The L/C Issuer shall not issue or amend any Letter of Credit if (A) one or more applicable conditions contained in Article V shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender, the Administrative Agent or any Borrower on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, or (B) the Commitments have been terminated pursuant to Section 9.02.
(vi)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company or such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the

L/C Issuer, by personal delivery or by any other means reasonably acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company or the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
(iii)If the Company or the applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company or the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would not otherwise have an obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company, the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company, the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company or the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company and the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Company and the applicable Borrower are notified prior to 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, then no later than 1:00 p.m. on such Business Day, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (or if notified after such time, then no later than 11:00 a.m. on the next succeeding Business Day or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency) (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency; provided that if such reimbursement is not made on the date of drawing, the applicable Borrower shall pay interest to the L/C Issuer on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by a Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, such Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If a Borrower fails to so reimburse the L/C Issuer by the Honor Date, the L/C Issuer shall notify the Administrative Agent (and the

Administrative Agent shall promptly notify each Lender of) the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Committed Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans for any reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
(v)Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of a Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating thereto;
(ii)the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of such Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice such Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company and the applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company and the applicable Borrower hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to special, indirect, punitive, consequential or exemplary, damages suffered by the applicable Borrower that such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company or the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against any Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.
(h)Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09.

(i)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(j)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.
(k)L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:
(i)reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(ii)not later than one (1) Business Day following the date on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;
(iii)on any Business Day on which the Borrowers fail to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;
(iv)on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and
(v)for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
11.04Swing Line Loans.
(a)Swing Line Loans. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make revolving loans (the “Swing Line Loans” ) to the Domestic Borrowers in Dollars on any Business Day during the Availability Period; provided that (i) the aggregate principal amount of Swing Line Loans shall not exceed the Swing Line Sublimit, (ii) with regard to the Lenders collectively, the aggregate principal amount of Loan Obligations shall not exceed the Aggregate Commitments, (iii) with regard to each Lender individually, such Lender’s Pro Rata Share of the Loan Obligations plus, without duplication and if applicable, the aggregate Outstanding Amount of all Swing Line Loans advanced by such Lender in its capacity as Swing

Line Lender, shall not exceed its Commitment and (iv) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Swing Line Loans shall bear interest based on the Term SOFR Daily Floating Rate, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to its Pro Rata Share thereof.
(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s or the applicable Domestic Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and a multiple of $100,000 in excess thereof, (ii) the requested borrowing date, which shall be a Business Day and (iii) the applicable Domestic Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 noon on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Domestic Borrower.
(c)Refinancing of Swing Line Loans.
(i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Committed Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, and without regard to the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Company and the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Committed Loan that is a Base Rate Loan to the applicable Domestic Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Committed Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans, in each case, pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the applicable Domestic Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Domestic Borrower for interest on the Swing Line Loans. Until each Lender funds its Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The applicable Domestic Borrower shall make all payments of principal and interest in respect of the Swing Line Loans made to it directly to the Swing Line Lender.
11.05Prepayments.
(a)Each Borrower may, upon notice from the Company or such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 12:00 noon (A) two Business Days prior to any date of prepayment of Term SOFR Loans, (B) four Business Days (or five Business Days in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Alternative Currency Loans, and (C) on the date of prepayment of Base Rate Loans or Term SOFR Daily Floating Rate Loans; (ii) any prepayment of Term SOFR Loans or Term SOFR Daily Floating Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Alternative Currency Loans shall be in a minimum principal amount of the Alternative Currency Equivalent of $5,000,000 or a whole multiple of the Alternative Currency Equivalent of $1,000,000 in excess thereof and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, and the Type(s) of Committed Loans to be prepaid (provided that (y) if the Company or such Borrower does not specify the Committed Loans to which such prepayment is to be applied, such prepayment shall be applied pro rata to all Committed Loans outstanding on the date thereof and (z) if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Company or such Borrower shall specify the Interest Period(s) of such Loans). The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company or a Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan or Alternative Currency Term Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the applicable Committed Loans of the Lenders in accordance with their respective Pro Rata Shares thereof.
(b)Each Domestic Borrower may, upon notice from the Company or such Domestic Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company or a Domestic Borrower, the applicable

Domestic Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)If the Administrative Agent notifies the Company that the Dollar Equivalent of the outstanding principal amount of Loan Obligations shall be in excess of the Aggregate Commitments, each applicable Borrower shall, within two Business Days, make prepayment on or provide Cash Collateral in respect of such Borrower’s Loan Obligations in an amount sufficient to eliminate the difference. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
11.06Termination or Reduction of Commitments.
The Company may, upon notice from the Company to the Administrative Agent, terminate the Aggregate Commitments or permanently reduce the Aggregate Commitments to an amount not less than the Outstanding Amount of the Loan Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share thereof. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
11.07Repayment of Loans.
(a)Each Borrower shall repay to each Lender on the Maturity Date applicable to such Lender the aggregate principal amount of Committed Loans made by such Lender to such Borrower outstanding on such date.
(b)Each Domestic Borrower shall repay each Swing Line Loan made to such Domestic Borrower on the applicable Maturity Date.
11.08Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) Term SOFR for such Interest Period plus (B) the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate; (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Alternative Currency Daily Rate plus (B) the Applicable Rate; (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Alternative Currency Term Rate for such Interest Period plus (B) the Applicable Rate and (v) each Term SOFR Daily Floating Rate Loan (including any Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Term SOFR Daily Floating Rate plus (B) the Applicable Rate.

(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Without duplication of clauses (i) and (ii) above, if any Event of Default under Section 9.01(f) or Section 9.01(g) arises, the outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto by the applicable Borrower and at such other times as may be specified herein. Interest hereunder shall be due and payable by the applicable Borrower in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
11.09Fees.
(a)Facility Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loan Obligations), regardless of usage, subject to adjustment as provided in Section 2.17. Such facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Loan Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met.
The facility fees set forth in this Section 2.09(a) shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)Letter of Credit Fees.
(i)Each Borrower shall pay to the Administrative Agent for the account of each Lender, in Dollars, in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued on behalf of such Borrower, equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit, subject to adjustment as provided in Section 2.17. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December (commencing with the first such date to occur after the issuance of such Letter of Credit) and on the Letter of Credit Expiration Date. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(ii)Each Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (A) with respect to each commercial Letter of Credit issued on behalf of such Borrower, at the rate per annum agreed in writing between the Company and the applicable L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (B) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at the rate per annum agreed in writing between the Company and the applicable L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (C) with respect to each standby Letter of Credit, at the rate per annum agreed in writing between the Company and the applicable L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(c)Other Fees.
(i)The Company shall pay to the Administrative Agent for its own account an annual administrative fee in an amount and at the times set forth in the Administrative Agent Fee Letter. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Company shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.15Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) and for Loans denominated in Alternative Currencies (other than Alternative Currency Loans with respect to EURIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest, including those with respect to Alternative Currency Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.15Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.16Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Committed Borrowing of Base Rate Loans or Term SOFR Daily Floating Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or Term SOFR Daily Floating Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) such Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
11.1Sharing of Payments.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.16Designated Borrowers.
(a)As of the Closing Date, the only Designated Borrower is the Belgian Borrower. Thereafter the Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any one or more wholly-owned Subsidiaries (other than an Immaterial Subsidiary) of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans and request Letters of Credit hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). If the Administrative Agent, the L/C Issuer and each of the Lenders obligated to make Loans to such Applicant Borrower, agree in writing that such Applicant Borrower shall be entitled to receive Loans and request Letters of Credit hereunder, then the Administrative Agent shall send an agreement in substantially the form of Exhibit H (a “Designated Borrower Joinder Agreement”) to the Company specifying (x) the additional terms and conditions applicable to Loans to such Applicant Borrower due to applicable Laws and/or operational requirements with respect to the jurisdiction of organization for such Applicant Borrower and (y) the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, the L/C Issuer, or the Lenders in their sole discretion, information necessary for each Lender to comply with “know your customer” regulations and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent agrees that such Applicant Borrower shall have satisfied all of the requirements of this Section 2.14 (including the requirement that each Lender obligated to make Loans to such Applicant Borrower shall have approved such Applicant Borrower) such Applicant Borrower shall constitute a Designated Borrower for purposes hereof, and each of the Lenders agrees to permit such Designated Borrower to receive Loans or request Letters of Credit hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Request for

Credit Extension may be submitted by or on behalf of such Designated Borrower until the date three Business Days after such effective date.
(b)The Obligations of the Domestic Borrowers shall be joint and several in nature as more specifically addressed in Section 11.05. The Obligations of the Designated Borrowers that are not Domestic Subsidiaries shall be several in nature.
(c)Each Designated Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) in the case of the Domestic Borrowers only, the receipt of the proceeds of any Loans made by the Lenders, to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower. The Belgian Borrower agrees, and hereby undertakes, to ratify and to confirm each decision taken or action performed by the Company on its behalf as its agent in the exercise or purported exercise of the powers granted pursuant to this Section 2.14(c), to the extent such ratification and confirmation is necessary under Belgian law to ensure the validity and the binding character vis-à-vis the Belgian Borrower of the decision or action concerned.
(d)The Company may from time to time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate (i) any Designated Borrower’s status as a Designated Borrower or (ii) the Belgian Borrower’s status as the Belgian Borrower; provided that there are no outstanding Loans or L/C Obligations payable by such Designated Borrower or Belgian Borrower, as applicable, or other amounts payable by such Designated Borrower or Belgian Borrower, as applicable, on account of any Credit Extensions made to it, as of the effective date of such termination (unless such Loans and other Obligations have been assumed by another Borrower). The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s or the Belgian Borrower’s status.
(e)Notwithstanding anything to the contrary herein, (i) as of the Closing Date, the only Borrowers are the Company and the Belgian Borrower, (ii) no other Persons may become a Borrower except in accordance with this Section 2.14 and (iii) only wholly-owned Subsidiaries of the Company may hereafter become Designated Borrowers.
2.15Extension of Maturity Date.
(a)Requests for Extension. Not more than two times after the Closing Date, the Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”).
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than 15 days after receipt of the Company’s request pursuant to subsection (a) above (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 10 days after the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.16; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption (or other agreement satisfactory to the Company and the Administrative Agent) pursuant to which such Additional Commitment Lender shall undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate principal amount of the Commitments in effect immediately prior to the Existing Maturity Date, then the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Borrower dated as of the date of such extension (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, each applicable Borrower shall prepay such Borrower’s outstanding Obligations owing to the Non-Extending Lenders on such date in full (and pay any additional amounts required pursuant to Section 3.05) and shall make such other payments to the other Lenders to the extent necessary to keep outstanding Committed Loans and other appropriate Obligations ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date

(g)Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
2.16Cash Collateral.
(a)Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the applicable Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) there shall exist a Defaulting Lender, the applicable Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the applicable Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(b)(vi))) or (ii) the good faith determination of the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the

Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may mutually agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
11.1Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)Reallocation of Payments. Any payment of principal, interest, fees (to the extent required to be paid by the Borrowers under Section 2.17(a)(iii)) or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Committed Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (a)(iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of such non-Defaulting Lender’s Committed Loans and such non-Defaulting Lender’s participation in L/C Obligations and Swing Line Loans at such time to exceed such non-Defaulting Lender’s Commitment. Subject to Section 11.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Except as required by Laws, any and all payments by or on behalf of the respective Borrowers to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for Taxes. If any Borrower or the Administrative Agent shall be required by the Internal Revenue Code to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) to the extent that the deduction is made on account of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the Administrative Agent shall make such deductions, and (iii) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws. If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, then (i) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions, (ii) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.
(b)In addition, each Borrower agrees to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes or similar levies that arise from the execution, delivery, performance (other than payment of amounts owing under the Loan Documents), enforcement or registration of from the receipt or perfection of a security interest under, or otherwise similarly with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.16) (hereinafter referred to as “Other Taxes”).
(c)(i)    Each Borrower agrees to indemnify the Administrative Agent and each Lender for (x) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent and such Lender and (y) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within sixty (60) days after the date the Lender or the Administrative Agent makes a written demand therefor; provided, however, that notwithstanding any other provision of this Section 3.01, if the Administrative Agent or any Lender requests indemnification or reimbursement for Indemnified Taxes pursuant to this Section 3.01 more than 120 days after the earlier of (i) the date on which the Administrative Agent or such Lender, as the case may be, makes payment of such Indemnified Taxes, and (ii) the date on which the appropriate Governmental Authority makes written demand on the Administrative Agent or such Lender, as the case may be, for payment of such Indemnified Taxes, then the applicable Borrower shall not be obligated to indemnify or reimburse the Administrative Agent or such Lender, as the case may be, for such Indemnified Taxes. Each Borrower shall, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below; provided, however, that no Borrower shall have any obligation to indemnify any party hereunder for Indemnified Taxes, Other Taxes or any other liability that arises from such party’s own gross negligence or willful misconduct. To the extent that a Borrower pays an amount to the Administrative Agent pursuant to the preceding sentence (a “Back-Up Indemnity Payment”), then upon request of the Company, the Administrative Agent shall use commercially reasonable efforts to exercise its set-off rights described in the last sentence of clause (c)(ii) below (on behalf of itself or the Borrowers) to collect the applicable Back-Up Indemnity Payment amount from the applicable Lender or L/C Issuer and shall pay the amount so collected to the Company net of any reasonable expenses incurred by the Administrative Agent in its efforts to collect (through set-off or otherwise) from such Lender or L/C Issuer with respect to clause (c)(ii), below.
(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so) and (y) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.
(e)Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or a Lender determines, in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay an amount equal to such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent or any Lender be required to pay any amount to the applicable Borrower pursuant to this subsection the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than such party would have been in if the Indemnified Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(f)Each party’s obligations under this Section 3.01 and under Section 11.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(g)For purposes of this Section and Section 11.15, the term “Lender” includes the L/C Issuer.
3.02Illegality.
If any Lender in good faith determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Applicable Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company (through the Administrative Agent), (i) any obligation of such Lender to issue, make maintain, fund or charge interest with respect to any such Credit Extension or to make or continue Term SOFR Loans, Term SOFR Daily Floating Rate Loans or Alternative Currency Loans, as applicable, or to convert Base Rate Loans to Term SOFR Loans or Term SOFR Daily Floating Rate Loans, as applicable, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the

Term SOFR component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Company, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans, Term SOFR Daily Floating Rate Loans or Alternative Currency Loans, as applicable in the affected currency or currencies or, if applicable, in the case of Term SOFR Loans or Term SOFR Daily Floating Rate Loans, convert all such Term SOFR Loans or Term SOFR Daily Floating Rate Loans, as applicable, of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without utilization of the Term SOFR component of the Base Rate), either (1) in the case of Term SOFR Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans or (2) immediately, in the case of Term SOFR Daily Floating Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. If such Lender does not designate a different Lending Office to avoid the need for such notice, the Company may replace such Lender in accordance with Section 11.16.
Each Lender at its option may make any Credit Extension to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, in each case, after the Closing Date for any Lender or its applicable Lending Office to issue, make, maintain, fund or any interest rate with respect to any Credit Extension to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended. Upon receipt of such notice, the Borrowers shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.
3.03Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan, a Term SOFR Daily Floating Rate Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or Term SOFR Daily Floating Rate Loans or a continuation of any such Loans, as applicable, (i) the Administrative Agent in good faith determines that (A) no Successor Rate for the Relevant Rate for the Applicable Currency has been determined in accordance with (x) in the case of Term SOFR Loans or Term SOFR Daily Floating Rate Loans, Section 3.03(b) and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Term SOFR Unavailability Date has occurred (as applicable) or (y) in the case of Alternative Currency Loans, Section 3.03(c), and the circumstances under clause (i) of Section 3.03(c) or the Scheduled Relevant Rate Unavailability Date has occurred with respect to such Relevant Rate (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the Applicable Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, Term SOFR Daily Floating Rate Loan or Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders in good faith determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Applicable Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Company and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currency or currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans or Term SOFR Daily Floating Rate Loans, shall be suspended in each case to the extent of the affected Loans or Interest Periods or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Company (or the applicable Borrower) may revoke any pending request for a Borrowing of, conversion to Term SOFR Loans or Term SOFR Daily Floating Rate Loans or continuation of Term SOFR Loans, or Borrowing of, or a continuation of Alternative Currency Loans to the extent of the affected Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (2) (A) any outstanding Term SOFR Loans or Term SOFR Daily Floating Rate Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of Term SOFR Daily Floating Rate Loans or at the end of their respective applicable Interest Period, in the case of Term SOFR Loans and (B) any outstanding affected Alternative Currency Loans, at the Company’s election, shall either (I) be converted into a Committed Borrowing of Base Rate Loans in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan, or (II) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Company (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the Company of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (I) above.
(b)Replacement of Successor of Term SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, or for ascertaining the Term SOFR Daily Floating Rate, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Term SOFR Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Term SOFR Unavailability Date, Term SOFR or the Term SOFR Daily Floating Rate, as applicable, will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Term SOFR Rate).
If the Successor Term SOFR Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Term SOFR Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR, the Term SOFR Daily Floating Rate or any then current Successor Term SOFR Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Term SOFR Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

For purposes of this Section 3.03(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.
(c)Replacement or Successor of Other Relevant Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined (which determination likewise shall be conclusive absent manifest error), that:
(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Relevant Rate Unavailability Date”), or
(iii)syndicated loans currently being executed and agented in the United States are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency, or if the events or circumstances of the type described in Section 3.03(c)(i), (ii) or (iii) have occurred with respect to the Successor Relevant Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Relevant Rate for an Alternative Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Relevant Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d)Successor Rates Generally.
The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0.0%), the Successor Rate will be deemed to be zero percent (0.0%) for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
3.04Increased Cost and Reduced Return; Capital Adequacy.
(a)If any Lender or the L/C Issuer determines that as a result of any Change in Law, there shall be any increase in the cost to such Lender or the L/C Issuer of agreeing to make or making, funding or maintaining Loans the interest on which is determined by reference to SOFR, Alternative Currency Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender or the L/C Issuer in connection with any of the foregoing, in an amount deemed by such Lender or the L/C Issuer to be material (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender or the L/C Issuer is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Alternative Currency Loans, as contemplated by Section 3.04(e)), then from time to time within ten Business Days after the Borrowers’ receipt of the certificate contemplated by Section 3.06(a) from such Lender or the L/C Issuer (with a copy of such certificate to the Administrative Agent), the Borrowers shall pay to such Lender or the L/C Issuer such additional amounts as will compensate such Lender or the L/C Issuer for such increased cost or reduction; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 3.04 for any additional amounts incurred more than 90 days prior to the date that such Lender or the L/C Issuer notifies the Borrowers of the Change in Law giving rise to such additional amounts and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided that, if the Change in Law giving rise to such additional amounts is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If any Lender or the L/C Issuer determines that any Change in Law has the effect of reducing the rate of return on the capital of such Lender or the L/C Issuer or any corporation controlling such Lender or the L/C Issuer as a consequence of such Lender’s or the L/C Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s or the L/C Issuer’s desired return on capital), in an amount deemed by such Lender or the L/C Issuer to be material, then from time to time within ten Business Days after the Borrowers’ receipt of the certificate contemplated by Section 3.06(a) from such Lender or the L/C Issuer (with a copy of such certificate to the Administrative Agent), the Borrowers shall pay to such Lender or the L/C Issuer such additional amounts as will compensate such Lender or the L/C Issuer for such reduction; provided that each such Lender or the L/C Issuer shall make demand for compensation hereunder no later than ninety days after becoming aware of such effect.
(c)[Reserved].
(d)Notwithstanding anything to the contrary in this Section 3.04, no Borrower shall be required to pay to any Lender or the L/C Issuer additional amounts under this Section 3.04 for Taxes (Section 3.01 shall govern the obligation of the Borrowers to pay additional amounts for Taxes).
(e)The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of Alternative Currency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten Business Days from receipt of such notice.
3.05Funding Losses.
The Company shall compensate (or cause the applicable Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense (excluding the loss of the Applicable Rate) incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Term SOFR Loan or Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan or Alternative Currency Loan on the date or in the amount notified by the Company or the applicable Borrower;
(c)any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)any assignment of a Term SOFR Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.16;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or shall cause the applicable Borrower to pay) any reasonable customary administrative fees charged by such Lender in connection with the foregoing. The Company (or the applicable Borrower) will, within ten Business Days after the Company’s (or the applicable Borrower’s) receipt of the certificate contemplated by Section 3.06(a), pay such Lender such additional amounts as will compensate such Lender for such losses, costs or expenses.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.
3.06Matters Applicable to all Requests for Compensation.
(a)Any Lender or L/C Issuer claiming compensation under this Article III shall be required to deliver a certificate (i) setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, and (ii) setting forth in reasonable detail the manner in which such amount was determined, which certificate shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(b)Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Company may replace such Lender in accordance with Section 11.16.
(c)Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to Section 3.04 or to exercise the rights under Section 3.02 to the extent such Lender is not generally imposing such charges or requesting such compensation from, or is not generally exercising such rights against, as applicable, other similarly situated borrowers under similar circumstances.
3.07Survival.
The obligations of each Borrower under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV.

GUARANTY
4.01    The Guaranty.
The Company hereby guarantees to each Lender, the L/C Issuer and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Company hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
4.02    Obligations Unconditional.
The obligations of the Company under Section 4.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of all Obligations (other than contingent indemnification obligations for which no claim has yet been made)), it being the intent of this Section 4.02 that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances until payment in full of all Obligations (other than contingent indemnification Obligations for which no claim has yet been made). The Company agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower for amounts paid under this Article IV until such time as the Obligations have been paid in full (other than contingent indemnification Obligations on which no claim has yet been made) and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Company hereunder, which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to the Company, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;
(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)any Lien granted to, or in favor of, the Administrative Agent, the L/C Issuer or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(e)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Company) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Company).
With respect to its obligations hereunder, the Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the L/C Issuer or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.
The obligations of the Company under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and the Company agrees that it will indemnify the Administrative Agent, the L/C Issuer and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, the L/C Issuer or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
4.04    Certain Additional Waivers.
The Company agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02.
4.05    Remedies.
The Company agrees that, to the fullest extent permitted by law, as between the Company, on the one hand, and the Administrative Agent, the L/C Issuer and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Company for purposes of Section 4.01.
4.06    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01    Conditions of Initial Credit Extension.
The obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)executed counterparts of this Agreement by the Administrative Agent, each Lender and each Borrower;

(ii)Notes executed by the Borrowers in favor of each Lender requesting a Note;
(iii)copies of the Organization Documents of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable or unless otherwise approved by the Administrative Agent, and certified by a secretary or assistant secretary of such Borrower to be true and correct as of the Closing Date; in respect of the Belgian Borrower, (A) copy of the deed of incorporation (oprichtingsakte/acte de constitution), (B) copy of the latest consolidated articles of association (gecoördineerde statuten/statuts coordonnés), (C) copy of the share register, (D) an online search on the website of the Central Solvency Register (Centraal Register Solvabiliteit/Registre Central de la Solvabilité), www.regsol.be relating to it and stating that the Belgian Borrower has not been declared bankrupt and no judicial reorganisation proceedings have been opened with respect to the Belgian Borrower, dated no earlier than one Business Day prior to the Closing Date or, if relevant, the date of accession and (E) an extract from the Crossroad Bank for Enterprises dated not earlier than 3 days prior to the Closing Date or, if relevant, the date of accession.
(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party; in respect of the Belgian Borrower, resolutions of the board of directors or, as the case may be, the board of managers, (A) approving the terms of, and the transactions contemplated by the Loan Documents and resolving that it will enter into, execute and perform the Loan Documents to which it is a party, (B) authorising a specific person or persons to execute the Loan Documents to which it is a party on its behalf, (C) authorising a specific person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party, (D) appointing and/or confirming the appointment of the Company as its agent and any process agents required pursuant to the terms of the Loan Documents, and (E) stating that the entering into and execution of the Loan Documents is in its corporate benefit and in conformity with its corporate purpose;
(v)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each of the Borrowers is validly existing, in good standing and qualified to engage in business in its state of organization or formation;
(vi)opinions of Squire Patton Boggs (US) LLP and Hunton Andrews Kurth LLP, counsel to the Borrowers, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent;
(vii)a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 5.01(c) and 5.02(a) and (b) have been satisfied and (B) the current Debt Ratings; and

(viii)evidence that the Company’s existing Syndicated Facility Agreement dated as of August 14, 2019, as amended and restated as of December 15, 2020 and as further amended and restated as of December 10, 2021, with JPMorgan, as administrative agent has been, or concurrently with the Closing Date is being, terminated and all obligations has been, or concurrently with the Closing Date is being, repaid in full.
(b)Any fees required to be paid on or before the Closing Date shall have been paid.
(c)Since December 31, 2021, there shall not have occurred a material adverse change in the operations, business, properties, liabilities (actual or contingent) or financial condition of the Company or the Consolidated Group taken as a whole.
(d)KYC Information.
(i)Upon the reasonable request of any Lender made at least 10 days prior to the Closing Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.
(ii)At least five days prior to the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver a Beneficial Ownership Certification in relation to such Borrower.
(e)The Company shall have paid all reasonable attorney’s fees of the Administrative Agent to the extent invoiced at least two Business Days prior to the Closing Date, plus such additional amounts of fees as shall constitute its reasonable estimate of attorney’s fees incurred or to be incurred by it through the closing proceedings and as shall be identified in the invoice provided at least two Business Days prior to the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.02    Conditions to all Credit Extensions.
The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Committed Loans as the same Type) is subject to the following conditions precedent:
(a)The representations and warranties of the Company and each other Borrower contained in Article VI (excluding the representation and warranty contained in subsection (c) of Section 6.05) or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section

6.05 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.
(b)No Default shall exist, or would result from such proposed Credit Extension.
(c)The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(e)In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Administrative Agent and the Lenders that:
11.01Existence, Qualification and Power.
Each Borrower (a) is a corporation, partnership, limited liability company, limited liability company organized under the laws of Belgium (“société à responsabilité limitée”), or other business entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

11.02Authorization; No Contravention.
The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that it would not reasonably be expected to have a Material Adverse Effect.
11.03Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document, except for those the failure to obtain, occur or make would not reasonably be expected to have a Material Adverse Effect.
11.04Binding Effect.
This Agreement and each other Loan Document has been duly executed and delivered by each Borrower that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Borrower that is party thereto, enforceable against each such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
11.05Financial Statements; No Material Adverse Change.
(a)The audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group in all material respects as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, which are required to be shown thereon in accordance with GAAP.
(b)The unaudited consolidated financial statements of the Consolidated Group for the fiscal quarter ended June 30, 2022, and the related consolidated statements of income or operations and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group in all material respects as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, which are required to be shown thereon in accordance with GAAP.

(c)Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would be reasonably be expected to have a Material Adverse Effect.
11.06Litigation.
There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrowers, threatened (and reasonably likely to be commenced) in writing against or affecting any member of the Consolidated Group or any property or rights of the Consolidated Group as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would individually or in the aggregate result in a Material Adverse Effect.
11.07No Default.
(a)Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect.
(b)No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
11.08Ownership of Property; Liens.
Each member of the Consolidated Group has good record and marketable title in fee simple (or similar concept under any applicable jurisdiction) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Group is subject to no Liens, other than Liens permitted by Section 8.01.
11.09Environmental Compliance.
Except as set forth in Schedule 6.09, (a) the Consolidated Group is in compliance in all material respects with all applicable Environmental Laws, except where the failure to do so would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect; (b) no member of the Consolidated Group has received written notice of any failure to comply with applicable Environmental Laws, which non-compliance neither has been or is being remedied, nor is being contested in good faith by such member of the Consolidated Group, nor is the subject of such member’s good faith efforts to achieve compliance, except notices for which non-compliance would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect; (c) the Consolidated Group’s facilities do not manage any Hazardous Materials in violation in any applicable Environmental Law, except where such violation would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (d) the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that would be reasonably likely to result in a Material Adverse Effect.

6.10    Insurance.
The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or its Subsidiaries operate.
6.11    Taxes.
Each member of the Consolidated Group has filed all federal, state and other Tax returns and reports required to be filed by such member, and has paid all federal, state and other Taxes levied or imposed upon such member or its properties, income or assets otherwise due and payable, except (a) those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.
6.12    ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.
(b)There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)Other than as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other contributions payable in accordance with the terms of such Pension Plan or applicable law), and (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan.
(d)The Pension Plans, on a consolidated basis, do not have any Unfunded Pension Liability that would reasonably be expected to result in a Material Adverse Effect.
(e)To the knowledge of the Borrowers, neither the Company nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA.

(f)Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
6.13    Margin Regulations; Investment Company Act.
(a)No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” within the meaning of Regulation U issued by the FRB, as in effect from time to time, or extending credit for the purpose of purchasing or carrying “margin stock,” and the Credit Extensions hereunder will not be used to purchase or carry “margin stock” in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying “margin stock,” or for any purpose that would violate the provisions of Regulation X issued by the FRB, as in effect from time to time.
(b)None of the Company or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.14    Disclosure.
No report, financial statement, certificate or other written information furnished by any Borrower or by any of the Borrower’s representatives (on the Borrower’s behalf) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such projections were prepared in good faith based upon reasonable assumptions and estimates as of the date of preparation (it being understood and agreed that projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, that no assurance can be given that any particular projection will be realized, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material, and that projections are not representations by the Company or its Subsidiaries that such projections will be achieved). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
6.15    Compliance with Laws.
Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.16    Intellectual Property; Licenses, Etc.
To the knowledge of the Borrowers, the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person that would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened (and reasonably likely to be commenced), that would in either case reasonably be expected to have a Material Adverse Effect.
6.17    Subsidiaries.
Set forth on Schedule 6.17 is a complete and accurate list as of the Closing Date of each Subsidiary of the Company, together with (i) the jurisdiction of formation, (ii) an indication of whether such Subsidiary is an Immaterial Subsidiary, and (iii) the ownership percentage of the Company or any Subsidiary therein.
6.18Solvency.
The Company and its Subsidiaries, on a consolidated basis, are Solvent.
6.19Non-Domestic Borrowers.
Each Non-Domestic Borrower represents and warrants to the Administrative Agent and the Lenders that:
(a)Such Non-Domestic Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Non-Domestic Borrower, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Non-Domestic Borrower of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. No such Non-Domestic Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Non-Domestic Borrower is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(b)The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Non-Domestic Borrower is organized and existing for the enforcement thereof against such Non-Domestic Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Non-Domestic Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Non-Domestic Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Non-Domestic Borrower pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Lenders, through the Administrative Agent.

(d)The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Non-Domestic Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Non-Domestic Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
6.20OFAC; Anti-Corruption Laws.
(a)The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees, agents, affiliates and representatives with applicable Sanctions, and the Borrowers and their Subsidiaries and, to the knowledge of the Borrowers and their Subsidiaries, their respective directors, officers, employees, agents, affiliates and representatives, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority. None of the Borrowers, nor any of their Subsidiaries, nor, to the knowledge of the Borrowers and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.
(b)The Borrowers and their Subsidiaries are in compliance in all material respects with applicable anti-corruption Laws (it being understood and agreed that the foregoing representation and warranty shall not be deemed to be inaccurate on account of conduct described in Schedule 6.20 solely to the extent such conduct has occurred prior to June 21, 2018 (and, for the avoidance of doubt, is not continuing on the date on which such representation and warranty is made or deemed to be made hereunder)) and have instituted and maintain in effect policies and procedures reasonably designed to promote and achieve compliance with such Laws.
6.21Affected Financial Institutions.
No Borrower is an Affected Financial Institution.
ARTICLE VII.

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim or demand has been made), or any Letter of Credit shall remain outstanding (other than any Letter of Credit that has been Cash Collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made), the Borrowers shall and shall cause each of their respective Subsidiaries to:

11.01Financial Statements.
Furnish to the Administrative Agent (who will make such documents available to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)as soon as available, but in any event within ninety days after the end of each fiscal year of the Company, a consolidated balance sheet of the Consolidated Group as of the end of such fiscal year, and the related consolidated statements of income or operations, changes in equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than any qualification or exception in the last year of this Agreement and due solely to the impending maturity of the Loans and Commitments hereunder) or any qualification or exception as to the scope of such audit; and
(b)as soon as available, but in any event within fifty days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Consolidated Group as of the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations and cash flows of the Consolidated Group in all material respects, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
11.02Certificates; Other Information.
Deliver to the Administrative Agent (who will make such documents available to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenant set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event (which certificate, when furnished by such accountants, may be limited to accounting matters and disclaim responsibility for legal interpretations);
(b)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company, (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenant contained in Section 8.06, (ii) certifying that no Default or Event of Default exists as of the date thereof (or, to the extent a Default or Event of Default exists, the nature and extent thereof and the proposed actions of the Borrowers with respect thereto) and (iii) including a summary of all material changes in GAAP affecting the Company and in the consistent application thereof by the Company, the effect on the financial covenant resulting therefrom, and a reconciliation between calculation of the financial covenant before and after giving effect to such changes (which certificate may be delivered by electronic mail or by facsimile);
(c)promptly after requested in writing by the Administrative Agent on behalf of any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements that the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)promptly following any request in writing therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and
(f)promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request in writing.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents (A) are available on the website of the SEC at http://www.sec.gov or (B) are posted on the Company’s behalf on another Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that in the case of documents that are not available on http://www.sec.gov, (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies (which may include .pdf files) is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or BAS may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) subject to procedures and confidentiality undertakings of the Platform and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, BAS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
11.03Notices.
Promptly notify the Administrative Agent (who will make such notice available to each Lender):
(a)of the occurrence of any Default;
(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; and
(c)if unrated, any announcement by Moody’s, S&P or Fitch of any Debt Rating, or if rated, any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and, in the case of any notice pursuant to clause (a) or (b) of this Section, stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
11.04Payment of Obligations.
Pay and discharge as the same shall become due and payable, (a) all material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, (b) all lawful claims that, if unpaid, would by law become a Lien upon its property (other than a Lien permitted by Section 8.01) and (c) except where the failure to so pay or discharge would not reasonably be expected to have a Material Adverse Effect, all other obligations and liabilities.

11.05Preservation of Existence, Etc.
(d)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.02; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
11.06Maintenance of Properties.
Maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and damage by casualty or condemnation excepted.
11.07Maintenance of Insurance.
Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.
11.08Compliance with Laws.
(a)Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees, agents, affiliates and representatives with applicable anti-corruption laws and applicable Sanctions.
11.09Books and Records.
(a)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be, in each case as required by GAAP; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
7.10    Inspection Rights.
Upon the request of the Administrative Agent on behalf of any Lender, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided, that a representative of any of the Borrowers or any Subsidiary shall be entitled to attend any such meetings with such independent public accountants), all at the expense of the Lenders when no Event of Default exists, and at such reasonable times during normal business hours, upon reasonable advance notice to the Company and no more than once per year; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided, further that notwithstanding anything to the contrary herein, none of the Borrowers or any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of the Company and its Subsidiaries and/or any of its customers and/or suppliers, (B) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or agents) is prohibited by applicable Law, (C) that is subject to attorney-client or similar privilege or (D) in respect of which any Borrower or any Subsidiary owes confidentiality obligations to any third party (it being understood that the Company or any of the Subsidiaries shall inform the Administrative Agent of the existence and nature of the confidential records, documents or other information not being provided and, following a reasonable request from the Administrative Agent, use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent)).
7.11    Use of Proceeds.
Use the proceeds of the Credit Extensions (a) for general corporate purposes, (b) to refinance existing Indebtedness, (c) to finance acquisitions, (d) to repurchase common stock of the Company, (e) for working capital and (f) for capital expenditures, in each case, of the Company and its Subsidiaries provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
ARTICLE VIII.

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim or demand has been made), or any Letter of Credit shall remain outstanding (other than any Letter of Credit that has been Cash Collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made), no Borrower shall nor shall it permit any of its Subsidiaries to, directly or indirectly:
11.01Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens pursuant to any Loan Document;
(b)Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the scope of the property covered thereby is not increased;

(c)Liens for Taxes that are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)carriers,’ warehousemen’s, mechanics,’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation, which are covered in subsection (h) below), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)Liens securing judgments for the payment of money which do not constitute Events of Default hereunder;
(i)Liens securing, or in respect of, Indebtedness in respect of capital leases, Synthetic Leases and purchase money obligations for fixed or capital assets (including, but not limited to, any such Lien granted within 180 days of the acquisition of such fixed or capital asset); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)Liens on property or assets of the Company or any Subsidiary granted in connection with Sale and Leaseback Transactions; provided that the aggregate Attributable Principal Amount in connection with such Sale and Leaseback Transactions shall not at any time be in excess of $100,000,000;
(k)Liens on property or assets of the Company or any Subsidiary granted in connection with Securitization Transactions;
(l)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)licenses of intellectual property rights in the ordinary course of business;
(n)Liens on the property and assets of any Person to the extent such Liens are existing at the time such Person becomes a member of the Consolidated Group, and any renewals, extensions or replacements thereof so long as the scope of the property covered thereby is not increased; provided such Liens are not created in contemplation thereof and do not extend to any property or assets of any other member of the Consolidated Group;

(o)Liens on property or assets of the Company and any Subsidiary granted in connection with environmental remediation or similar obligations with respect to such property or assets not to exceed $100,000,000 in the aggregate;
(p)Liens in favor of the United States or any state thereof, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, to the extent not constituting Indebtedness;
(q)precautionary filings of Uniform Commercial Code financing statements (or any applicable local law equivalent) in respect of operating leases or consignment of goods;
(r)with respect to any real property occupied, owned or leased by any Borrower or any of their Subsidiaries, (i) leases, subleases, tenancies, options, concession agreements, rental agreements occupancy agreements, franchise agreements, access agreements and any other agreements, whether or not of record and whether now in existence or hereafter entered into, of the real properties of any Borrower or any Subsidiary granted by such Person to third parties, in each case entered into in the ordinary course of such Person’s business and so long as, to the extent such real properties are subject to Liens, such Liens do not materially interfere with the ordinary conduct of business of the Borrowers or their Subsidiaries, taken as a whole, and do not materially impair the use of such property for its intended purposes;
(s)Liens arising by operation of law under Article 4 of the Uniform Commercial Code (or any applicable local law equivalent) in connection with collection of items provided for therein or under Article 2 of the Uniform Commercial Code (or such applicable local law equivalent) in favor of a reclaiming seller of goods or buyer of goods;
(t)rights of setoff or bankers’ liens of banks or other financial institutions where Company or any of its Subsidiaries maintain deposits in the ordinary course of business and which are within the general parameters customary in the banking industry;
(u)Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement and (ii) proceeds of an asset disposition permitted hereunder that are held in escrow to secure obligations under the sale documentation relating to such disposition;
(v)any leases, subleases, licenses or sublicenses granted to others in the ordinary course of business of the Company and its Subsidiaries which do not materially interfere with the ordinary conduct of business of the Company and its Subsidiaries;
(w)any laws, regulations or ordinances now or hereafter in effect (including, but not limited to, zoning, building and environmental protection) as to the use, occupancy, subdivision or improvement of real property occupied, owned or leased the Company or any of its Subsidiaries adopted or imposed by any Governmental Authority;
(x)Liens of landlords under leases where the Company or any of its Subsidiaries is the tenant, securing performance by the tenant under the lease arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business;
(y)(i) Liens that are customary contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations or to secure negative cash balances in local accounts of foreign Subsidiaries incurred in the ordinary course of business of the Company or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, and (ii) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of proceeds to finance such transaction;
(z)Liens securing insurance premium financing arrangements; provided, that such Liens only encumber the insurance premiums, policies or dividends with respect to the policies that were financed with the funds advanced under such arrangements;
(aa)Liens on cash or cash equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;
(bb)    Liens arising out of conditional sale, title retention, consignment, bailment or similar arrangements for the purchase, sale or shipment of goods entered into in the ordinary course of business;
(cc)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired by the Company or any Subsidiary to be applied against the purchase price therefor or otherwise in connection with any escrow arrangements with respect thereto or in connection with any disposition permitted under Section 8.02 and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 8.02 solely to the extent such disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and
(dd)    Liens other than those referred to in subparagraphs (a) through (cc) above, provided, however, that the aggregate principal amount of obligations secured by such Liens plus the aggregate principal amount of unsecured Indebtedness of Subsidiaries of the Company outstanding pursuant to Section 8.07(g) does not exceed 30% of Consolidated Net Tangible Assets as appearing in the latest balance sheet delivered pursuant to Section 7.01.
10.02Mergers, Dispositions, etc.
Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, except that:
(a)any member of the Consolidated Group may purchase and sell inventory in the ordinary course of business;
(b)if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing: (i) any Subsidiary or any other Person may merge into, consolidate with or liquidate or dissolve into the Company or any of its Subsidiaries provided that, (A) if the Company is a party to such transaction, the Company is the surviving corporation and (B) if a Borrower is a party to such transaction and is not concurrently terminated as a Borrower pursuant to Section 2.14(d), a Borrower shall be the surviving entity, and (ii) any Subsidiary may merge into, consolidate with or liquidate or dissolve into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no Person other than the Company or a Subsidiary receives any consideration therefor (except in the case of a non-wholly-owned Subsidiary, minority equity holders may receive their ratable share of consideration); provided that, if either Subsidiary is a Domestic Subsidiary, the surviving entity is a Domestic Subsidiary and if either Subsidiary is a Borrower that is not concurrently terminated as a Borrower pursuant to Section 2.14(d), the surviving entity is a Borrower;
(c)the Company may sell all or any portion of the capital stock of any Subsidiary for fair market value, as determined in good faith by the Company’s board of directors; provided (i) such sale does not constitute a sale of all or substantially all of the Company’s assets, and (ii) if such sale involves the capital stock of a Borrower, the Company or another Borrower shall agree in writing to assume the obligations of such Borrower under this Agreement; and
(d)the Company may (i) transfer, or cause to be transferred, all or any portion of the capital stock of any wholly owned Subsidiary to another wholly owned Subsidiary; provided, after giving effect thereto, no Domestic Borrower is a direct Subsidiary of a foreign Subsidiary, and (ii) sell any portion of the capital stock of any Subsidiary (other than a Borrower) in connection with the establishment of a joint venture for the purpose of developing or continuing a product or business related to any of the Company’s existing lines of business as of the date of this Agreement.
11.03Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business similar, complementary, ancillary, reasonably related or incidental thereto.
11.04Transactions with Affiliates.
Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction (a) shall not apply to transactions between or among Borrowers, (b) shall not restrict dividends or distributions on account of shares of equity interests issued by Subsidiaries of the Company ratably to the holders thereof, (c) shall not apply to transactions between or among the members of the Consolidated Group and their Affiliates that are necessary or required under applicable Law or by any Governmental Authority and (d) shall not apply to other transactions between or among any members of the Consolidated Group that are not prohibited by this Agreement (other than this Section 8.04).
11.05Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose that violates Regulation T, U or X of the FRB.
11.06Financial Covenant.
Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.50 to 1.0; provided, that, upon consummation of an Acquisition where the consideration includes cash proceeds from the issuance of Funded Debt in excess of $500,000,000, the otherwise applicable maximum Consolidated Leverage Ratio, at the election of the Company (with prior written notice to the Administrative Agent), shall increase by 0.50:1.00 for four consecutive fiscal quarters beginning with the fiscal quarter in which such Acquisition occurs (the “Adjustment Period”). After any such Acquisition that results in an Adjustment Period, there must be at least two fiscal quarters subsequent to the end of the Adjustment Period before the Company shall be permitted to elect another Adjustment Period. The Company shall be permitted to request no more than two Adjustment Periods during the term of this Agreement; provided, however, in connection with each extension of the Maturity Date pursuant to Section 2.15, the Company shall have the right to request an additional Adjustment Period.
11.07Subsidiary Indebtedness.
Permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)intercompany Indebtedness among the Company and its Subsidiaries or among Subsidiaries;
(c)Indebtedness of any Person to the extent such Indebtedness is existing at the time such Person becomes a member of the Consolidated Group and, any refinancings, replacements or extensions thereof so long as the amount of such Indebtedness, plus any accrued and unpaid interest, plus any reasonable penalty, premium or defeasance costs and reasonable fees and expenses incurred in connection with such refinancings, replacements or extensions, is not increased at the time of such refinancing, replacement or extension; provided such (i) Indebtedness is not created in contemplation thereof and (ii) the scope of obligors liable for such Indebtedness is not increased;
(d)obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”
(e)Indebtedness in respect of capital leases, Synthetic Leases and purchase money obligations for fixed or capital assets;
(f)to the extent constituting Indebtedness, obligations in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided in the ordinary course of business;
(g)other Indebtedness, provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the difference between (i) 30% of Consolidated Net Tangible Assets as appearing in the latest balance sheet delivered pursuant to Section 7.01 minus (ii) the aggregate outstanding principal amount of Indebtedness of the Company secured by Liens permitted by Section 8.01(dd);
(h)any guarantee given pursuant to section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV); and

(i)to the extent constituting Indebtedness, lease obligations incurred in connection with any PILOT-Related Capital Lease.
11.08Sanctions.
Directly, or knowingly indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, lead arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions. Any provision of this Section 8.08 or Section 6.20 shall not apply to any Person if and to the extent that it would result in a breach, by or in respect of that Person, of any applicable Blocking Law.
11.09Anti-Corruption Laws.
Directly, or knowingly indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar legislation in other jurisdictions that are applicable to the Company or its Subsidiaries.
ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES
11.01Events of Default.
Any of the following shall constitute an Event of Default:
(a)Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility fee or other fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05 or 7.11 or Article VIII; or
(c)Other Defaults. Any Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier to occur of notice thereof from the Administrative Agent or any Responsible Officer of a Borrower having actual knowledge of such failure; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and the continuation of such failure beyond any applicable grace or cure period, or (B) after giving effect to any applicable grace or cure period, fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount and, in the case of any Termination Event not arising out of a default by the Company or any Subsidiary, such Swap Termination Value has not been paid by the Company or such Subsidiary when due; or
(f)Insolvency Proceedings, Etc. Any Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undismissed for sixty consecutive calendar days or an order or decree approving or ordering such appointment shall continue unstayed for thirty consecutive calendar days; or any proceeding under any Debtor Relief Law in respect of any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for sixty consecutive calendar days, or an order or decree approving or ordering such proceeding shall have been entered; or
(g)Inability to Pay Debts; Attachment.
(i)The Company or any Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(ii)Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and such process, if not fully bonded, continues undismissed for sixty consecutive calendar days, or an order or decree approving or ordering such process shall continue unstayed for thirty calendar days; or

(h)Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of the satisfaction in full of all the Obligations (other than contingent indemnification obligations for which no claim or demand has been made, ceases to be in full force and effect; or any Borrower or any Subsidiary contests in any manner the validity or enforceability of any Loan Document; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)Change of Control. There occurs any Change of Control.
11.02Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the L/C Issuer and the Lenders all rights and remedies available to it, the L/C Issuer and the Lenders under the Loan Documents or applicable law or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States (or any other applicable Debtor Relief Laws), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
11.03Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim or demand has been made), to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.

ADMINISTRATIVE AGENT
11.01Appointment and Authority.
Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
11.02Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.03Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
11.04Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, and, at all times other than during the existence of an Event of Default, with the Company’s consent (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company and, at all times other than during the existence of an Event of Default, with the Company’s consent (such consent not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and

Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation and removal as an L/C Issuer and Swing Line Lender. If Bank of America resigns or is removed as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation or removal as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns or is removed as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation or removal, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), and upon the acceptance of appointment by such successor, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring or removed L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring or removed L/C Issuer, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring or removed L/C Issuer to effectively assume the obligations of the retiring or removed L/C Issuer with respect to such Letters of Credit.
10.07Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the L/C Issuer expressly acknowledges that neither the Administrative Agent nor BAS has made any representation or warranty to it, and that no act by the Administrative Agent or BAS hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or BAS to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or BAS has disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and BAS that it has, independently and without reliance upon the Administrative Agent, BAS, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, BAS, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Each Lender and the L/C

Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
10.08No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents, co-agents, or book managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
No bookrunner, arranger, syndication agent, documentation agent, co-agent or book manager shall have or deemed to have any fiduciary relationship with any Lender.
10.09Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
10.10    ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, BAS and each other lead arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.11    Recovery of Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate from time to time in effect in the Applicable Currency. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE XI.

MISCELLANEOUS
11.01Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (or reinstated), it being understood that a waiver of any condition precedent set forth in Section 5.02 or of an Event of Default or a mandatory reduction in Commitments is not considered an increase in Commitments;
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d)change Section 2.13 or 9.03 in a manner that would alter the pro rata sharing of payments required thereby or the order of application of funds required thereby, in each case, without the written consent of each Lender directly affected thereby;
(e)change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender;
(f)amend Section 1.09 or the definition of “Alternative Currency” to add additional currencies without the consent of each Lender obligated to make Credit Extensions in such currency;
(g)change Section 2.14 in a manner that would alter the requirement that each of the Lenders obligated to make Credit Extensions to an Applicant Borrower approve the addition thereof as a Designated Borrower, without the written consent of each such Lender; or
(h)release the Company (subject to Section 8.02) from its obligations hereunder or consent to the assignment (subject to Sections 2.14(d) and 8.02) of any Borrower’s rights and obligations hereunder without the written consent of each Lender;
and; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and (v) the Required Lenders shall determine whether or not to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding anything to the contrary herein: (i) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) the Administrative Agent and the Company may make amendments contemplated by Sections 3.03(b) and 3.03(c); (iii) this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Company and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.09; (iv) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (v) the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (A) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of

Obligations in any material respect and (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (vi) this Agreement may be amended with the written consent of the Borrowers, the Administrative Agent and the Lenders increasing their Commitments solely to effectuate any increase in the Aggregate Commitments pursuant to Section 2.01(b), (vii) in order to implement any Incremental Term Facility in accordance with Section 2.01(b), this Agreement may be amended for such purpose (but solely to the extent necessary to implement such Incremental Term Facility and otherwise in accordance with Section 2.01(b)) by the Borrowers, the Administrative Agent and each Lender providing a portion of such Incremental Term Facility and (viii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Company and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
11.02Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company each may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, the L/C Issuer, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii)

accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement or any other Loan Document by, the Administrative Agent, the L/C Issuer, such Lender or such Related Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative

Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that pursuant to this clause (iii), the Company shall not be required to reimburse such fees, charges and disbursements of more than one counsel to the Administrative Agent, the L/C Issuer and all the Lenders, taken as a whole, and if necessary, one local domestic or foreign counsel in any relevant domestic or foreign jurisdiction, to the Administrative Agent, the L/C Issuer and the Lenders, taken as a whole, unless the representation of one or more Lenders by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case, upon prior written notice to the Company, the Company shall also be required to reimburse the reasonable fees, charges and disbursements of one additional counsel to such affected Lenders in each relevant jurisdiction.
(b)Indemnification by the Borrowers. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole, and if necessary, one local domestic or foreign counsel in any relevant domestic or foreign jurisdiction, to the Indemnitees, taken as a whole, unless the representation of one or more Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case, upon prior written notice to the Company, the Company shall also be required to reimburse the reasonable fees, charges and disbursements of one additional counsel to such affected Indemnitees in each relevant jurisdiction), actually incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnitees, (y) result from a claim brought by the Company or any other Borrower against an Indemnitee for material breach of such Indemnitee’s (or any of its Related Indemnitee’s) obligations hereunder or under any other Loan Document, if the Company or such other Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as Administrative Agent, lead arranger, L/C Issuer, Swing Line Lender or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Company or any of its Affiliates. The Company shall not be liable for any settlement entered into by an Indemnitee without its written consent (such consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Company’s written consent, or if there is a final and nonappealable judgment by a court of competent jurisdiction in any such claim, litigation, investigation or proceeding, the Company agrees to indemnify and hold harmless each Indemnitee in the manner and to the extent set forth above; provided that the Company shall be deemed to have consented to any such settlement unless the Company shall object thereto by written notice to the applicable Indemnitee within ten Business Days after having received written notice thereof. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, but without affecting the Company’s obligations to make such payments, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans, unfunded Commitments and participation interests in Swing Line Loans and L/C Obligations of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc. Without limiting the Company’s indemnification obligations above, to the fullest extent permitted by applicable Law, no party hereto shall assert, and each other party hereto hereby waives, any claim against any other party hereto (or any Indemnitee or any Related Party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third party and to which such Indemnitee is otherwise entitled to indemnification as provided above). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee (or its Related Indemnitees) as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05Concerning Joint and Several Liability of the Domestic Borrowers.
(a)Each Domestic Borrower is accepting joint and several liability under this Section 11.05 in consideration of the financial accommodation to be provided by the Lenders and the L/C Issuer under this Agreement, for the mutual benefit, directly and indirectly, of each Domestic Borrower and in consideration of the undertakings of each Domestic Borrower to accept joint and several liability for the Obligations of each of the other Domestic Borrowers.
(b)Each Domestic Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Domestic Borrowers with respect to the payment and performance of all of the Obligations of the Domestic Borrowers arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations of the Domestic Borrowers shall be the joint and several obligations of each of the Domestic Borrowers without preferences or distinction among them.
(c)If and to the extent that a Domestic Borrower shall fail to make any payment with respect to any of the Obligations of the Domestic Borrowers hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Domestic Borrowers will make such payment with respect to, or perform, such Obligation.
(d)The obligations of each Domestic Borrower under the provisions of this Section 11.05 constitute full recourse obligations of such Domestic Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)Except as otherwise expressly provided herein, each Domestic Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the L/C Issuer or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Domestic Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Lenders or the L/C Issuer at any time or times in respect of any default by any Domestic Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent, the Lenders or the L/C Issuer in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Domestic Borrower. Without limiting the generality of the foregoing, each Domestic Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent, the L/C Issuer or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 11.05, afford grounds for terminating, discharging or relieving such Domestic Borrower, in whole or in part, from any of its obligations under this Section 11.05, it being the intention of each Domestic Borrower that, so long as any of the Obligations hereunder remain unsatisfied (other than contingent indemnification obligations for which no claim or demand has been made), the obligations of such Domestic Borrower under this Section 11.05 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Domestic Borrower under this Section 11.05 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Domestic Borrower, the Administrative Agent, the L/C Issuer or the Lenders. The joint and several liability of the Domestic Borrowers under this Section 11.05 shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Domestic Borrower, the Administrative Agent, the L/C Issuer or the Lenders.
(f)The provisions of this Section 11.05 are made for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and their respective successors and permitted assigns, and may be enforced by any such Person from time to time against any of the Domestic Borrowers as often as occasion therefore may arise and without requirement on the part of the Administrative Agent, the L/C Issuer any Lender first to marshal any of its claims or to exercise any of its rights against any other Domestic Borrower or to exhaust any remedies available to it against any other Domestic Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.05 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent, the L/C Issuer the Lenders upon the insolvency, bankruptcy or reorganization of any of the Domestic Borrowers, or otherwise, the provisions of this Section 11.05 will forthwith be reinstated and in effect as though such payment had not been made.

(g)Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Domestic Borrower under this Section 11.05 shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable Debtor Relief Law.
(h)Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Obligations of the Non-Domestic Borrowers are several and not joint, and no Non-Domestic Borrower shall be deemed a guarantor or surety of any Obligation of any Domestic Borrower or the Company.
11.06Payments Set Aside.
To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof (or the Dollar Equivalent amount thereof) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or paid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the Applicable Currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.07Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that, subject to Section 2.14(d) and 8.02, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed provided that it shall be reasonable for the Company to withhold consent if such Person does not provide to the Company the information required under Section 11.15) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, and Affiliate of a Lender or an Approved Fund;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)No Assignment Resulting in Additional Indemnified Taxes, etc. Without the written consent of the Company, no such assignment shall be made to any Person that, on the effective date of such assignment, through its Lending Offices, (A) is not capable of lending to the Borrowers without the imposition of any additional Taxes or Mandatory Costs that would require indemnification payments by any of the Borrowers under this Agreement or (B) is not capable of lending in the Alternative Currencies or at the applicable interest rates.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Committed Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office located in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or the Company or any of the Company’s Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 11.15 shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.16 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the Company consented to the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority in other applicable jurisdictions; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Assignments to Foreign Lenders. At the time of each assignment pursuant to Section 11.07(b) to a Foreign Lender that is not already a Lender hereunder, the assignee shall provide to the Administrative Agent and to the Company certification as to exemption (or reduction) for deduction or withholding of Taxes in accordance with Section 11.15 and shall be subject to the provisions thereof.
(g)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Lender may, (i) upon thirty days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of such Lender as L/C Issuer or Swing Line Lender, as the case may be. If a Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.
11.08Confidentiality.
Each of the Administrative Agent, the L/C Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any Eligible Assignee invited to become a Lender pursuant to Section 2.01(b), (ii) any direct or indirect contractual counterparty or prospective party (or its Related Parties) to any swap, derivative or other transaction relating to obligations of the Borrowers or (iii) any credit insurance provider relating to the Borrowers and their obligations; (g) with the consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the L/C Issuer or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company; (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; or (j) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. In addition, the Administrative Agent, the L/C Issuer and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the L/C Issuer and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Agreement, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower, any Subsidiary or its business, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary; provided that, in the case of information received from a Borrower or a Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the L/C Issuer and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.09Set-off.
In addition to any rights and remedies of the Lenders and the L/C Issuer provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, the L/C Issuer and any Affiliate of any Lender or the L/C Issuer is authorized at any time and from time to time, without prior notice to the Company or any other Borrower, any such notice being waived by the Company (on its own behalf and on behalf of each Borrower) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender, the L/C Issuer or such Affiliate to or for the credit or the account of the respective Borrowers against any and all Obligations owing to such Lender, the L/C Issuer or such Affiliate hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or owed to a branch or office or Affiliate of such Lender or the L/C Issuer or denominated in a currency different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the L/C Issuer agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
11.10    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.11    Reserved.
11.12    Integration; Effectiveness.
This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the L/C Issuer or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

11.13    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim or demand has been made) or any Letter of Credit shall remain outstanding.
11.14    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.15    Tax Forms.
(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Agent and the applicable Borrower, at the time or times reasonably requested by the Administrative Agent or the applicable Borrower and at the time or times required by applicable Law, such properly completed and executed documentation reasonably requested by the Administrative Agent or the applicable Borrower or required by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Agent or the applicable Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Administrative Agent or the applicable Borrower as will enable the Administrative Agent or the applicable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 11.15(a)(i) through (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that the applicable Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (“U.S. Person”), or is the Belgian Borrower, as the case may be:

(i)Each Lender that is a U.S. Person shall deliver to the Administrative Agent and the Company on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of the Administrative Agent or the Company) two duly signed completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(ii)With respect to the Loan Obligations, each Foreign Lender (with respect to an applicable Domestic Borrower) shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent and to the Company (in such number of copies as shall be requested by the Administrative Agent or the Company), on or prior to the date of its execution and delivery of this Agreement (or upon accepting an assignment of an interest herein) and from time to time thereafter upon the reasonable request of the Administrative Agent or the Company, duly signed completed copies of either IRS Form W-8BEN-E (or W-8BEN, as applicable) or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by any Domestic Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by any Domestic Borrower pursuant to this Agreement) or such other evidence that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax pursuant to Sections 871(h) and 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and to the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Foreign Lender by any Domestic Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Company of any change in circumstances that would modify or render invalid any claimed exemption, and (C) take such steps as shall not be materially disadvantageous to it, in the good faith judgment of such Lender, and as may be reasonably requested in writing by the Company (including filing any certificate or document or the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the applicable Domestic Borrower make any deduction or withholding for Taxes from amounts payable to such Foreign Lender or to reduce the amount of any such deduction or withholding to the greatest extent possible. To the extent such Foreign Lender is not the beneficial owner of any portion of any sums paid or payable to such Lender under any of the Loan Documents, such Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent and to the Company on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent or the Company (in the reasonable exercise of their respective discretion) (in such number of copies as shall be requested by the Administrative Agent or the Company), (A) duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender is the beneficial owner that is not subject to, or subject to a reduced rate of, U.S. withholding tax, and (B) duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with IRS Form W-8 ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), IRS Form W-9, evidence that the beneficial owner is entitled to an exemption from U.S. withholding tax under Sections 871(h) and 881(c) of the Internal Revenue Code, other certification documents from each beneficial owner, as applicable, and any other certificate or statement of exemption required under the Internal Revenue Code.

(iii)With respect to the Credit Extensions to the Belgian Borrower, each Foreign Lender (with respect to the Belgian Borrower) shall, as reasonably requested by the Administrative Agent or the Belgian Borrower, deliver to the Administrative Agent and to the Belgian Borrower (in such number of copies as shall be requested by the Administrative Agent or the Belgian Borrower) on or prior to the date of its making such Loan (or upon accepting an assignment of an interest therein), such forms and other documentation which are required by any relevant taxing authorities under the Laws of Belgium duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of payments to be made to such Lender by the Belgian Borrower, pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in Belgium. Thereafter and from time to time, each such Foreign Lender shall (A) upon request of the Administrative Agent or the Belgian Borrower, submit to the Administrative Agent or the Belgian Borrower such additional duly completed and signed copies of such forms or other documentation as may then be available under then current Laws and regulations of Belgium to avoid or reduce applicable withholding taxes in respect of all payments to be made to such Foreign Lender by the Belgian Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Belgian Borrower of any change in circumstances that would modify or render invalid any claimed exemption and (C) take such steps as shall not be materially disadvantageous to it, in the good faith judgment of such Lender, and as may be reasonably requested in writing by the Company or the Belgian Borrower (including filing any certificate or document or the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Belgian Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender or to reduce the amount of any such deduction or withholding to the greatest extent possible.
(iv)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(b)If any Lender fails to deliver such forms, then the Administrative Agent or the Borrowers shall withhold amounts required to be withheld by applicable Laws from payments under any Loan Document at the applicable statutory rate, without reduction. No Borrower shall have any liability under Section 3.01 or otherwise with respect to amounts withheld by the Administrative Agent pursuant to this Section 11.15(b).

11.16Replacement of Lenders.
If (i) any Lender is a Non-Extending Lender under Section 2.15, (ii) any Lender requests compensation under Section 3.04, (iii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iv) if any Lender is a Defaulting Lender, (v) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (vi) under any other circumstances set forth herein providing that the Company shall have the right to replace a Lender as a party to this Agreement, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Company shall have paid (or caused the applicable Borrower to pay) to the Administrative Agent the assignment fee specified in Section 11.07(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination;
provided, further, so long as Sections 11.16(a) through 11.16(e) have been satisfied, the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.16 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
11.17    USA PATRIOT Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.18    Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (OTHER THAN THOSE CONFLICT OF LAW RULES THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION).
(b)SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.19Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.20Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from such Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
11.21No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, BAS, and the other lead arranger(s) are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, BAS, and the other lead arranger(s), on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, BAS, and each other lead arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, BAS nor any other lead arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, BAS and the other lead arranger(s) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, BAS nor any other lead arranger has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, BAS and the other lead arranger(s) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.22Electronic Execution; Electronic Records; Counterparts.
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Borrowers and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Neither the Administrative Agent, L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Borrowers and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent and each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.23Appointment of Company.
Each of the Borrowers hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Borrowers as the Company deems appropriate in its sole discretion and each Borrower shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Company shall be deemed delivered to each Borrower and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Borrowers.
11.24Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.25    Acknowledgement Regarding any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.25, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
11.26Amendment and Restatement.
The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) that certain Credit Agreement dated as of June 21, 2018 (as amended by that certain First Amendment to Credit Agreement, dated as of August 14, 2019, that certain Second Amendment to Credit Agreement dated as of May 11, 2020 and that certain Third Amendment to Credit Agreement dated as of December 10, 2021), among the Borrowers party thereto, the lenders identified therein and Bank of America, as administrative agent, swing line lender and l/c issuer (the “Existing Credit Agreement”) shall be deemed to be, and shall be, amended and restated in its entirety pursuant to this Agreement (and this Agreement is not executed in novation of the Existing Credit Agreement); (b) all Obligations under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder and (c) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.
[SIGNATURE PAGES FOLLOW]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
BORROWERS:    ALBEMARLE CORPORATION,
a Virginia corporation
By: /s/ Scott A. Tozier
Name: Scott A. Tozier
Title: Executive Vice President and Chief Financial Officer
ALBEMARLE EUROPE SRL,
a société à responsabilité limitée organized under the laws of Belgium
By: /s/ Theo Moons
Name: Theo Moons
Title: Director
ALBEMARLE CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:    BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Ronaldo Naval
Name: Ronaldo Naval
Title: Vice President
ALBEMARLE CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:    BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and L/C Issuer
By: /s/ Pace Doherty
Name: Pace Doherty
Title: Director
ALBEMARLE CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender and L/C Issuer
By: /s/ Peggy Yip
Name: Peggy Yip
Title: Director
JPMORGAN CHASE BANK, N.A.,
as a Lender and L/C Issuer
By: /s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director
MIZUHO BANK, LTD.,
as a Lender and L/C Issuer
By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

BANCO SANTANDER, S.A., NEW YORK BRANCH
as a Lender
By: /s/ Pablo Urgoiti
Name: Pablo Urgoiti
Title: Managing Director
By: /s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

GOLDMAN SACHS BANK USA,
as a Lender
By: /s/ Andrew B. Vernon
Name: Andrew B. Vernon
Title: Authorized Signatory
MUFG BANK, LTD.
as a Lender
By: /s/ Jorge Georgalos
Name: Jorge Georgalos
Title: Director
SUMITOMO MITSUI BANKING CORPORATION,
as a Lender
By: /s/ Jun Ashley
Name: Jun Ashley
Title: Director
TRUIST BANK,
as a Lender
By: /s/ Troy Weaver
Name: Troy Weaver
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Sawyer Johnson
Name: Sawyer Johnson
Title: Assistant Vice President
BANK OF CHINA, NEW YORK BRANCH.
as a Lender
By: /s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President
THE NORTHERN TRUST COMPANY,
as a Lender
By: /s/ Peter J. Hallan
Name: Peter J. Hallan
Title: Senior Vice President

Schedule 2.01

COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share[1]
Bank of America, N.A.	$170,000,000.00	11.333333333%
JPMorgan Chase Bank, N.A.	$170,000,000.00	11.333333333%
HSBC Bank USA, National Association	$170,000,000.00	11.333333333%
Mizuho Bank, Ltd.	$170,000,000.00	11.333333333%
Banco Santander, S.A., New York Branch	$120,000,000.00	8.000000000%
Goldman Sachs Bank USA	$120,000,000.00	8.000000000%
MUFG Bank, Ltd.	$120,000,000.00	8.000000000%
Sumitomo Mitsui Banking Corporation	$120,000,000.00	8.000000000%
Truist Bank	$120,000,000.00	8.000000000%
U.S. Bank National Association	$120,000,000.00	8.000000000%
Bank of China, New York Branch	$50,000,000.00	3.333333333%
The Northern Trust Company	$50,000,000.00	3.333333333%
Total	$1,500,000,000.00	100.000000000%

1 Percentages rounded to the ninth decimal place.

Schedule 2.01
(continued)

L/C Issuer	Letter of Credit Commitment
Bank of America, N.A.	$25,000,000.00
JPMorgan Chase Bank, N.A.	$25,000,000.00
HSBC Bank USA, National Association	$25,000,000.00
Mizuho Bank, Ltd.	$25,000,000.00
Total	$100,000,000.00

Swing Line Lender	Swing Line Sublimit
Bank of America, N.A.	$150,000,000.00
Total	$150,000,000.00

Schedule 6.09

ENVIRONMENTAL MATTERS

None.

Schedule 6.17

SUBSIDIARIES

	Entity Name	% Ownership	Immaterial Subsidiary	Jurisdiction
1.	ACI Cyprus, L.L.C.	100%	YES	United States
2.	Albemarle Amendments, LLC	100%	YES	United States
3.	Albemarle Argentina S.R.L.	100%	NO	Argentina
4.	Albemarle Brazil Holdings Ltda.	100%	NO	Brazil
5.	Albemarle Care Fund	100%	YES	United States
6.	Albemarle Catalysts Company B.V.	100%	NO	Netherlands
7.	Albemarle Chemical Canada Ltd.	100%	NO	Canada
8.	Albemarle Chemicals (Shanghai) Co., Ltd.	100%	NO	China
9.	Albemarle Chemicals Ltd.	100%	NO	Cyprus
10.	Albemarle Chemicals SAS	100%	YES	France
11.	Albemarle Chemicals South Africa (Proprietary) Limited	100%	YES	South Africa
12.	Albemarle de Venezuela C.A.	100%	YES	Venezuela
13.	Albemarle Delaware Holdings 1 LLC	100%	NO	United States
14.	Albemarle Delaware Holdings 2 LLC	100%	YES	United States
15.	Albemarle Dutch Holdings B.V.	100%	YES	Netherlands
16.	Albemarle Dutch Holdings 2 B.V.	100%	YES	Netherlands
17.	Albemarle Europe SRL	100%	NO	Belgium
18.	Albemarle Finance Company B.V.	100%	NO	Netherlands
19.	Albemarle Foundation	100%	YES	United States
20.	Albemarle Germany GmbH	100%	NO	Germany

	Entity Name	% Ownership	Immaterial Subsidiary	Jurisdiction
21.	Albemarle Hilfe GmbH Unterstutzungskasse	100%	YES	Germany
22.	Albemarle Holdings Company Limited	100%	NO	Turks and Caicos Islands
23.	Albemarle Holdings Limited	100%	YES	Hong Kong
24.	Albemarle Hungary Ltd.	100%	YES	Hungary
25.	Albemarle Italy S.R.L.	100%	YES	Italy
26.	Albemarle Japan Corporation	100%	NO	Japan
27.	Albemarle Japan Holdings B.V.	100%	NO	Netherlands
28.	Albemarle Knight Lux 1 Holdings Corporation	100%	NO	United States
29.	Albemarle Korea Corporation	100%	NO	South Korea
30.	Albemarle Limitada	100%	NO	Chile
31.	Albemarle Lithium Holding Corporation	100%	YES	United States
32.	Albemarle Lithium Holding GmbH	100%	NO	Germany
33.	Albemarle Lithium Pty Ltd	100%	NO	Australia
34.	Albemarle Lithium (Jiangsu) Co., Ltd.	100%	YES	China
35.	Albemarle Lithium UK Limited	100%	YES	United Kingdom
36.	Albemarle Malaysia Sdn. Bhd.	100%	YES	Malaysia
37.	Albemarle Management (Shanghai) Co., Ltd.	100%	NO	China
38.	Albemarle Middle East FZE	100%	YES	United Arab Emirates (Free Zone Establishment)
39.	Albemarle Middle East Trading Company L.L.C.	49%	YES	United Arab Emirates (Abu Dhabi)
40.	Albemarle Netherlands B.V.	100%	NO	Netherlands
41.	Albemarle New Holding GmbH	100%	NO	Germany

	Entity Name	% Ownership	Immaterial Subsidiary	Jurisdiction
42.	Albemarle Overseas Employment Corporation	100%	YES	United States
43.	Albemarle Quimica Ltda.	100%	YES	Brazil
44.	Albemarle Saudi Trading Company	75%	YES	Saudi Arabia
45.	Albemarle Sichuan New Materials Co., Ltd.	100%	NO	China
46.	Albemarle Singapore Pte. Ltd.	100%	NO	Singapore
47.	Albemarle Spain S.L	100%	YES	Spain
48.	Albemarle Taiwan Limited	100%	NO	Taiwan
49.	Albemarle (Thailand) Co., Ltd.	100%	YES	Thailand
50.	Albemarle U.S., Inc.	100%	NO	United States
51.	Albemarle Vietnam Limited Liability Company	100%	YES	Vietnam
52.	Albemarle Wodgina Pty Ltd	100%	NO	Australia
53.	Dynamit Nobel GmbH	100%	NO	Germany
54.	Dynamit Nobel Unterstutzungsfonds GmbH	100%	YES	Germany
55.	Excalibur II Realty Company	100%	YES	United States
56.	Excalibur Realty Company	100%	YES	United States
57.	Foote Chile Holding Company	100%	YES	United States
58.	Foote Minera e Inversiones Limitada	100%	YES	Chile
59.	Guangxi Tianyuan New Energy Materials Co., Ltd.	100%	NO	China
60.	Jiangxi Albemarle Lithium Co., Ltd	100%	NO	China
61.	Jordan Bromine Company Limited	50%	NO	Jordan
62.	Knight Lux 1 S.a.r.l	100%	NO	Luxembourg
63.	Knight Lux 2 S.a.r.l.	100%	NO	Luxembourg
64.	MARBL Lithium Operations Pty Ltd	60%	NO	Australia

	Entity Name	% Ownership	Immaterial Subsidiary	Jurisdiction
65.	Metalon Environmental Management & Solutions GmbH	100%	YES	Germany
66.	PT Albemarle Chemicals Indonesia	100%	YES	Indonesia
67.	Rockwood Holdings, Inc.	100%	NO	United States
68.	Rockwood Lithium (Shanghai) Co., Ltd.	100%	NO	China
69.	Rockwood Lithium India Private Limited	100%	YES	India
70.	Rockwood Lithium Japan K.K.	100%	NO	Japan
71.	Rockwood Lithium Korea LLC	100%	YES	Korea
72.	Rockwood Lithium Taiwan Co., Ltd.	100%	NO	Taiwan
73.	Rockwood Specialties GmbH	100%	NO	Germany
74.	Rockwood Specialties Group, LLC	100%	YES	United States
75.	Rockwood Specialties Limited	100%	YES	United Kingdom
76.	Rockwood Specialties LLC	100%	NO	United States
77.	RSG Immobilien GmbH	100%	YES	Germany
78.	RT Lithium Limited	100%	NO	United Kingdom
79.	Sales de Magnesio Limitada	100%	YES	Chile
80.	Shandong Sinobrom Albemarle Bromine Chemicals Company Limited	100%	YES	China
81.	Sichuan Guorun New Material Co., Ltd.	100%	NO	China

Schedule 6.20

CERTAIN ANTI-CORRUPTION LAWS MATTERS

As previously reported in its filings with the SEC, the Company received information regarding potential improper payments being made by third party sales representatives of the Company’s Refining Solutions business, within its Catalysts segment.

Schedule 8.01

EXISTING LIENS

Liens described by the following UCC financing statements:
LOUISIANA SECRETARY OF STATE:

Debtor:	Albemarle Corporation
Secured Party:	Key Equipment Finance Inc.
File Number:	09-1182130
File Date:	06/08/2012
Continuation Date:	03/15/2017
Collateral:	Goods and Property described in the above referenced UCC financing statement, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s); 5-2012 Club Car Carryall 232 Electric

Debtor:	Albemarle Corporation
Secured Party:	Caterpillar Financial Services Corporation
File Number:	26-411113
File Date:	11/19/2021
Collateral:	Leased equipment and related property

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	09-1499875
File Date:	05/27/2022
Collateral:	Collateral includes several specific model numbers or serial numbers for items of equipment, including all currently existing and future attachments, parts, accessories and add-ons for such listed equipment, and all products and proceeds thereof

VIRGINIA STATE CORPORATION COMMISSION:

Debtor:	Albemarle Corporation
Secured Party:	Vallen Distribution, Inc.
File Number:	09-06-17-7194-1
File Date:	06/17/2009
Continuation Date:	02/27/2014
Amendment Date:	01/16/2017
Continuation Date	05/20/2019

Collateral:	All parts, items and products held by the Debtor on consignment from the Secured Party, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	Wells Fargo Bank, N.A.
File Number:	15-07-29-3832-1
File Date:	07/29/2015
Continuation Date:	06/05/2020

Collateral:	1 Used 2013 Rail King RK320 Rail Car Mover S/N RCM-988-5 and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	Caterpillar Financial Services Corporation
File Number:	16-12-14-3897-9
File Date:	12/14/2016
Continuation Date:	06/22/2021
Collateral:	1 Caterpillar 420F2ST Backhoe Loader S/N: HWC01120, 1.4 cubic yard GP Bucket, 24” HD Bucket, Thumb, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	17-05-18-3882-3
File Date:	05/18/2017
Continuation Date:	05/01/2022
Collateral:	3 – Bizhub C3350, 19 – Bizhub C458, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	De Lage Landen Financial Services, Inc.
File Number:	17-06-08-3830-5
File Date:	06/08/2017
Continuation Date:	04/21/2022
Collateral:	12 Caterpillar GP25N5-GLE forklifts with battery and charger as more particularly described in the financing statement and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	18-07-12-3932-4
File Date:	07/12/2018
Collateral:	8 BIZHUB C258, 6 BIZHUB C368 and all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	18-07-31-3903-3
File Date:	07/31/2018
Collateral:	1-BIZHUB C368, 15-BIZHUB C258, RIGHTFAX Software and all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	19-04-25-3932-7
File Date:	04/25/2019
Collateral:	4 BIZHUB C659 and all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof

Debtor:	Albemarle Corporation
Secured Party:	Motion Industries, Inc.
File Number:	20-20-01-1402-1948-8
File Date:	12/13/2019
Collateral:	Maintenance, repair, operational assets, materials, parts, equipment, supplies, inventory, products and other tangible personal property and all other assets, including goods and merchandise, now or hereafter held for resale, use or consumption in Debtor’s (Consignee’s) business and supplied by Secured Party (Consignor) under consignment or other agreement

Debtor:	Albemarle Corporation
Secured Party:	Wells Fargo Equipment Finance, Inc.
File Number:	20-20-09-2200-8894-8
File Date:	09/22/2020

Collateral:	1 John Deere Model 670GP Moter Grader, S/N: 1DW670GPF677538 together with all replacements, substitutions, parts, improvements, repairs and accessories and all additions incorporated therein or affixed thereto

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	20-21-07-3000-4935-6
File Date:	07/30/2021
Collateral:	Collateral includes several specific model numbers or serial numbers for items of equipment, including all currently existing and future attachments, parts, accessories and add- ons for such listed equipment, and all products and proceeds thereof

Schedule 11.02

LENDING OFFICES; NOTICE ADDRESSES

Loan Parties
ALBEMARLE CORPORATION
Attention: Chief Financial Officer
4250 Congress Street, Ste. 900
Charlotte, North Carolina 28209
Telephone: 980-299-5700
Email: scott.tozier@albemarle.com
With copy to:
ALBEMARLE CORPORATION
Attention: General Counsel
4250 Congress Street, Ste. 900
Charlotte, North Carolina 28209
Telephone: 980-299-5700
Email: karen.narwold@albemarle.com
With copy to:
ALBEMARLE CORPORATION
Attention: Treasurer
4250 Congress Street, Ste. 900
Charlotte, North Carolina 28209
Telephone: 980-299-5700
Email: amy.dunbar@albemarle.com
Administrative Agent
For operational notices (borrowings, payments, etc.)
Zachary Vestal
900 W Trade St.
Mail Code: NC1-026-06-04
Charlotte, NC 28255
Phone: (980) 386-0720
Facsimile: (704) 208-3198
Email: zachary.vestal@bofa.com

For other purposes:

Ronaldo Naval
2380 Performance Dr.,
Building C
Mail Code: TX2-984-03-26
Richardson, TX 75082
Phone: (214) 209-1162
Facsimile: (877) 511-6124
Email: ronaldo.naval@bofa.com

Bank of America, N.A., as Swing Line Lender

Zachary Vestal
900 W Trade St.
Mail Code: NC1-026-06-04
Charlotte, NC 28255
Phone: (980) 386-0720
Facsimile: (704) 208-3198
Email: zachary.vestal@bofa.com

Bank of America, N.A., as L/C Issuer

Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Phone: (570) 496-9619
Fax:      (800) 755-8740
Email:  tradeclientserviceteamus@bofa.com

Exhibit A

FORM OF COMMITTED LOAN NOTICE

TO:            Bank of America, N.A., as Administrative Agent

RE:    Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

DATE:            [Date]

EFFECTIVE DATE:    [Date2]

The undersigned hereby requests (select one)3:

Indicate: Borrowing, Conversion or Continuation	Indicate: Applicable Borrower Name	Indicate: Requested Amount	Indicate: Currency	Indicate: Base Rate Loan, Term SOFR Daily Floating Rate Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan	For Alternative Currency Term Rate Loans Indicate: Interest Period (e.g., 1, 3 or 6 month interest period)[4]

With respect to any Borrowing requested herein, the undersigned hereby represents and warrants that (i) such request complies with the requirements of Section 2.02(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.
2All requests submitted under a single Committed Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Committed Loan Notices will need to be prepared and signed.
3 For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.
4 Outside counsel to include all applicable interest periods available.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[APPLICABLE BORROWER]

By:
Name:
Title:

Exhibit B

FORM OF SWING LINE LOAN NOTICE

Date:             , 20__
To:    Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Re:    Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swing Line Loan:

On             ,      (a Business Day).

In the amount of $            .5

Applicable Domestic Borrower: _____________________

With respect to such Swing Line Borrowing, the undersigned hereby represents and warrants that (i) such request complies with the requirements of Section 2.04(b) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Swing Line Borrowing.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[APPLICABLE DOMESTIC BORROWER]

By:
Name:
Title:

5 Shall be a minimum of $100,000, and a multiple of $100,000 in excess thereof.

Exhibit C

FORM OF NOTE
         ______________, 20__

FOR VALUE RECEIVED, the undersigned hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to such Borrower (and, in the case of any Domestic Borrower, each Loan from time to time made by the Lender to any Domestic Borrower) under that certain Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”) (the “Belgian Borrower” and together with the Company and any other Subsidiary of the Company party to the Credit Agreement pursuant to Section 2.14 thereof, collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned promises to pay interest on the unpaid principal amount of each Loan made by the Lender to such Borrower (and, in the case of any Domestic Borrower, each Loan made by the Lender to any Domestic Borrower) from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.04(f) of the Credit Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the Applicable Currency and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Delivery of an executed counterpart of a signature page of this Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[APPLICABLE BORROWER]

By:
Name:
Title:

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

Check for distribution to public and private side Lenders[6]

Financial Statement Date: , 20__

To:    Bank of America, N.A., as Administrative Agent

Re:    Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”) (the “Belgian Borrower” and together with the Company and any other Subsidiary of the Company party to the Credit Agreement pursuant to Section 2.14 thereof, collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                              of the Company, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.    Attached hereto as Schedule 1 are the audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Group in all material respects in accordance with GAAP as of the above date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

[select one:]

[2.    To the best knowledge of the undersigned during such fiscal period, no Default or Event of Default exists as of the date hereof.]

[or:]

[the following is a list of each existing Default or Event of Default, the nature and extent thereof, and the proposed actions of the Borrowers with respect thereto:]

3.    The representations and warranties of the Borrowers contained in Article VI of the Credit Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the
6 If this box is not checked, this certificate will only be posted to private side Lenders.

extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

4.    The financial covenant analyses and information set forth on Schedule 2 attached hereto (i) are true and accurate on and as of the date of this Certificate and (ii) demonstrate compliance with Section 8.06 of the Credit Agreement.

5.    Set forth below is a summary of all material changes in GAAP affecting the Company and in the consistent application thereof by the Company occurring during the most recent fiscal quarter ending prior to the date hereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes:

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[signature page follows]

    IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________ ___, ______.

ALBEMARLE CORPORATION,
a Virginia corporation

By:
Name:
Title:

Schedule 1
to Compliance Certificate

Financial statements for the fiscal [year][quarter] of the Company ended as of __________, 20__

[see attached]

Schedule 2
to Compliance Certificate

Computation of Financial Covenants7

1.    Consolidated Leverage Ratio8

(a)    Consolidated Funded Debt as of such date:

(i)    all obligations for borrowed money, whether current or
long-term (including the Obligations under the Credit
Agreement), and all obligations evidenced by bonds,
debentures, notes, loan agreements or other similar
instruments, including convertible debt instruments        $

(ii)    all purchase money indebtedness (including indebtedness
and obligations in respect of conditional sales and title
retention arrangements, except for customary conditional
sales and title retention arrangements with suppliers that
are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred
purchase price of property or services (other than trade
accounts payable incurred in the ordinary course of business
and payable on customary trade terms)                $

(iii)    all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety
bonds and similar instruments                    $

(iv)    the Attributable Principal Amount of capital leases and
Synthetic Leases                        $

(v)    the Attributable Principal Amount of Securitization
Transactions                            $

(vi)    all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments
within 91 days following the Maturity Date currently in effect    $

(vii)    Guarantees in respect of Funded Debt of another Person        $

(viii)    Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment
thereof                                $

7 In the event of any conflict between the formulas set forth herein and the formulas provided in the Credit Agreement, the Credit Agreement shall govern.
8 With respect to any PILOT Transaction: (a) the Attributable Principal Amount of the PILOT-Related Capital Lease shall be deemed to be equal to zero, (b) the Consolidated Interest Charges on any such Attributable Principal Amount (described in the prior clause (a)) shall be deemed to be equal to zero, and (c) the net income from any interest earned with respect to any related Member-Held LRBs shall be deemed to be equal to zero.

(ix)    Consolidated Funded Debt9
[(a)(i) + (a)(ii) + (a)(iii) + (a)(iv) + (a)(v) + (a)(vi) + (a)(vii)
+ (a)(viii)]                            $

(b)    Unrestricted Cash                            $

(c)    Consolidated EBITDA for the period of the four fiscal quarters ending on such date:

(i)    Consolidated Net Income for such period            $

To the extent deducted in calculating such Consolidated Net Income (other than clause (c)(xi) below), without duplication:

(ii)    Consolidated Interest Charges for such period            $

(iii)    the provision for federal, state, local and foreign income taxes
payable by the Consolidated Group for such period        $

(iv)    the amount of depreciation and amortization expense for such
period                                $

(v)    non-cash expenses for such period (excluding any non-cash
expense to the extent that it represents an accrual of or reserve
for cash payments in any future period)                $

(vi)    non-cash goodwill impairment charges                 $

(vii)     any non-cash loss attributable to the mark-to-market
adjustments in the valuation of pension liabilities (to the extent the cash impact resulting from such loss has not been realized)
in accordance with Accounting Standards Codification 715
(ASC 715)                            $

(viii)     any fees, expenses or charges (other than depreciation or
amortization expense) related to any Acquisition, Disposition, issuance of equity interests, other transactions (excluding
intercompany transactions) permitted by Section 8.02 of the
Credit Agreement, or the incurrence of Indebtedness not
prohibited by the Credit Agreement (including any refinancing or amendment thereof) (in each case, whether or not
consummated), including, but not limited to, such fees, expenses or charges related to the Credit Agreement and the other Loan
Documents and any amendment or other modification of the
Credit Agreement or the other Loan Documents            $

(ix)    any expense to the extent that a corresponding amount is
    received during such period in cash by the Company or any of its Subsidiaries under any agreement providing for
    indemnification or reimbursement of such expenses        $

(x)    any expense with respect to liability or casualty events or business interruption to the extent reimbursed to the Company or any of its
9 The amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the outstanding principal amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (g) or, if less, the amount expressly guaranteed.

    Subsidiaries during such period by third party insurance        $

(xi)    the amount of dividends or distributions or other payments
    (including any ordinary course dividend, distribution or other payment) that are actually received in cash (or converted into cash) for such period by a member of the Consolidated Group from any Person that is not a member of the Consolidated Group
    or otherwise in respect of any unconsolidated investment        $

To the extent included in calculating such Consolidated Net Income:

(xii)    non-cash income during such period (excluding any non-cash income to the extent that it represents cash receipts in any future
period)                                $

(xiii)    any non-cash gains attributable to the mark-to-market
adjustments in the valuation of pension liabilities in accordance
with Accounting Standards Codification 715 (ASC 715)        $

(xiv)    Consolidated EBITDA
[(c)(i) + (c)(ii) + (c)(iii) + (c)(iv) + (c)(v) + (c)(vi) + (c)(vii)
+ (c)(viii) + (c)(ix) + (c)(x) + (c)(xi) – (c)(xii) – (c)(xiii)]    $

(c)    Consolidated Leverage Ratio
[((a)(ix) – (b)) / (c)(xiv)]                        __________:1.0

Exhibit E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and equal to the percentage interest[s] identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:    ______________________________
[Assignor [is][is not] a Defaulting Lender.]

2.    Assignee:    ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]10]

3.    Borrower(s):    ______________________________

4.    Administrative Agent:    Bank of America, N.A., as the administrative agent under the Credit Agreement

5.    Credit Agreement:    Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”) (the “Belgian Borrower” and together with the Company and any other Subsidiary of the Company party to the Credit Agreement pursuant to Section 2.14 thereof, collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

6.    Assigned Interest:

10 Select as applicable.

Facility Assigned[11]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[12]	CUSIP Number

_____________	$________________	$________________	______________%
_____________	$________________	$________________	______________%
_____________	$________________	$________________	______________%
[7.    Trade Date:    __________________]13

Effective Date:     __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

11 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Committed Loans”).
12 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
13 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _____________________________
    Name:
    Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _____________________________
    Name:
    Title:

[Consented to and]14 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By: _____________________________
    Name:
    Title:

Consented to:

BANK OF AMERICA, N.A., as [an L/C Issuer and]15 Swing Line Lender

By: _____________________________
    Name:
    Title:

[Consented to 16

JPMorgan Chase Bank, N.A., as an L/C Issuer

By: _____________________________
    Name:
    Title:]

14 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
15 To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.
16 To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

[Consented to:]17

ALBEMARLE CORPORATION,
a Virginia corporation

By: _____________________________
    Name:
    Title:

17 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under Section 11.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F

FORM OF ADMINISTRATIVE QUESTIONNAIRE
[see attached]

LSTA/LMA Standard Administrative Details Form

The Loan Market Association ("LMA") and Loan Syndications & Trading Association ("LSTA") consent to the use and reproduction of this document for the preparation and documentation of agreements relating to transactions or potential transactions in the loan markets.

© Loan Market Association, Loan Syndications & Trading Association. All rights reserved.

LSTA/LMA Standard Administrative Details Form

BORROWER DETAILS
Borrower Name ALBEMARLE CORPORATION

ENTITY DETAILS
Name
Lender’s name as it appears on tax/registration documentation.
MEI
Markit Entity ID

GIIN
FATCA Global Intermediary Identification Number (Optional)
CRN
UK Company Registration Number (Optional)
LEI
Legal Entity ID (Optional)

Entity Type
Type of lender. If lender/entity type does not appear in list, you may provide your own value.

Address (of Lending Office):
Registered address of lending office, including country of domicile.

Signature Block:
Signature Block as it would appear on settlement documentation. E.g. (for separately managed account):
ABC Fund
by 123 Asset Management as Advisor

Fund Manager
Name of fund/asset manager, as would be referenced in the sig. block.
MEI
Markit Entity ID

Lender Parent
Name of legal parent if different from lender entity. (Optional)
MEI
Markit Entity ID

NOTICE/SERVICING MESSAGE DELIVERY INSTRUCTIONS
Firm Name of Company Fax Fax Number Email Email Address Email Pfd. Firm Name of Company Fax Fax Number Email Email Address Email Pfd.

STANDARD SETTLEMENT INSTRUCTIONS / WIRING INSTRUCTIONS
Currency
Applicable Currency.

Account With Institution
Name of Beneficiary’s Bank (usually custodian/trustee)

SWIFT BIC
8/11-Character BIC of Beneficiary’s Bank
ABA #
Routing # or UK Sort Code of Beneficiary’s Bank (optional)

Beneficiary Customer
Name of Ultimate Beneficiary (Lender)

Beneficiary Account #
Account # of Ult. Beneficiary
IBAN
IBAN of Ultimate Beneficiary (opt)

Payment Reference
(Remittance Info)
Use Standard Wire Reference Format*:
[Borrower Name]
[Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN]
[Payment Purpose(s)] [Transaction Reference ID]

Special Instructions

Template above can be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account. Additional templates provided at Appendix A.

SERVICE PROVIDERS & THIRD-PARTY DATA ACCESS
Doc. Delivery Recon & Inventory Role Custodian/Trustee Name Name of Company MEI Markit Entity ID ☐ ☐ Role Relationship to lender. Name Name of Company MEI Markit Entity ID ☐ ☐

CREDIT CONTACTS (LEGAL DOCUMENTATION, AMENDMENTS & WAIVERS)
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affiliated.

Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone

Fax

Email

☐ Data Room Access
Pfd. Contact Method
Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

OPERATIONS CONTACTS (INQUIRIES ONLY)
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affiliated.

Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone

Fax

Email

☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC
Pfd. Contact Method
Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

OPERATIONS CLOSER CONTACTS
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affiliated.

Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone

Fax

Email

☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC
Pfd. Contact Method
Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

LETTER OF CREDIT CONTACTS
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affliated.

Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone
Phone Number (opt. for groups)
Fax
Fax Number
Email
Email Address

Pfd. Contact Method
Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

ADDITIONAL ENTITY DETAILS & KYC INFORMATION
Country of Incorporation
Country of Incorporation of lender
Country of Tax Residence
Country of Residence of lender for tax purposes

EIN
US Employee ID Number
UK Treaty Passport #
UK Treaty Passport #

US Tax Form
Type of tax form used/attached
UK Treaty Passport Expiry Date
UK Treaty Passport Expiry Date

Entity Referenced As
Primary Entity

CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION

PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:

☐ British Pound Sterling	☐ Euro	☐ Japanese Yen
☐ Australian Dollars	☐ Canadian Dollars	☐
☐	☐	☐
☐	☐	☐

PLEASE CHECK BOX IF YOUR INSTITUTION IS LICENSED TO FUND TO BORROWERS LOCATED IN THE FOLLOWING COUNTRIES:

☐	☐	☐
☐	☐	☐
☐	☐	☐
☐	☐	☐

Appendix A: Additional Wire Instruction Templates and Bank of America USD / FX Wire Instructions:
Template below can be used for wire instructions where recipient is intermediary bank with nostro account for custodian and the Lender does not have a dedicated account. Lender may copy and paste the template below as many times as necessary to capture various currency remittance instructions.

Currency	Applicable Currency.
Correspondent Bank	Name of Receiver’s Correspondent Bank (SWIFT 54a)
SWIFT BIC	8/11-Character SWIFT BIC of Correspondent Bank
Intermediary Bank	Name of Intermediary Bank (SWIFT 56a)
SWIFT BIC	8/11-Character SWIFT BIC of Intermediary Bank	ABA #	ABA/Routing # or UK Sort Code of Intermediary Bank (optional)
Account With Institution	Name of Beneficiary’s Bank – usually custodian (SWIFT 57a)
SWIFT BIC	8/11-Character SWIFT BIC of Beneficiary’s Bank	IBAN	IBAN of Beneficiary’s Bank at Intermediary
Beneficiary Customer	Name of Ultimate Beneficiary (Lender) (SWIFT 59a)
Beneficiary Account #	Account #/Code of Ult. Beneficiary
Payment Reference (Remittance Info)	Use Standard Wire Reference Format*: [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID]
Special Instructions
Lender’s Payment Instructions:
Please input payment instructions for each respective currency referenced in CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION section above. If your respective institution is unable to fund any of the currencies noted, please notify Administrative Agent immediately.
Bank of America’s Payment Instructions:
USD Payment Instructions:
Pay to:     Bank of America, N.A.
ABA # 026009593
New York, NY
Account #: 1366072250600
Attn: Wire Clearing Acct for Syn Loans - LIQ
Ref:  ALBEMARLE CORPORATION

Multi-Currency Payment Instructions:

Appendix B: Lender’s Organizational Structure and Tax Status:
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly.
Lender Taxpayer Identification Number (TIN):
Tax Withholding Form Delivered to Bank of America (circle applicable one):
W-9        W-8BEN        W-8BEN-E     W-8ECI        W-8EXP      W-8IMY
Tax Contact:
First:                        MI:                       Last:
Title:
Street Address:
Suite/ Mail Code:
City:                         State:
Postal Code:                    Country:
Telephone:                        Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:
NON–U.S. LENDER INSTITUTIONS
ARTICLE I.Corporations:

If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.

ARTICLE II.Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form  W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form

U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.
*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Exhibit G

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date: ___________, 20__
To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

    This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14(a) of that certain Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”) (the “Belgian Borrower” and together with the Company and any other Subsidiary of the Company party to the Credit Agreement pursuant to Section 2.14 thereof, collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

    Each of ______________________ (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a wholly-owned Subsidiary of the Company and is not an Immaterial Subsidiary.

    The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

    The parties hereto hereby request that the Designated Borrower be entitled to receive Loans and to have Letters of Credit issued for its account under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans or Letters of Credit for its account unless and until the date three (3) Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Joinder Agreement delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

    This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

    THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

    This Designated Borrower Request and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By: _______________________________
Name:
Title:

ALBEMARLE CORPORATION,
a Virginia corporation

By: _______________________________
Name:
Title:

Exhibit H

FORM OF DESIGNATED BORROWER JOINDER AGREEMENT
Date: ___________, 20__
To:    Albemarle Corporation, a Virginia corporation
    The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:

This Designated Borrower Joinder Agreement is executed and delivered pursuant to Section 2.14(a) of that certain Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Administrative Agent hereby notifies the Company and the Lenders that effective as of [the date hereof][______, ____] [_________________________] shall be a Designated Borrower and may receive Loans and request Letters of Credit for its account on the terms and conditions set forth in the Credit Agreement and shall otherwise be a Borrower for all purposes of the Credit Agreement.

The parties hereto hereby confirm that with effect from [the date hereof][______, ____], the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement, including, without limitation, Section 11.05 of the Credit Agreement.

The additional terms and conditions applicable to extensions of credit to the Designated Borrower shall be:

[Insert applicable terms and conditions or modifications to the Credit Agreement.]

This Designated Borrower Joinder Agreement shall constitute a Loan Document under the Credit Agreement.

This Designated Borrower Joinder Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Joinder Agreement to be duly executed and delivered as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:_________________________________
Name:
Title:

[DESIGNATED BORROWER]

By: _______________________________
Name:
Title:

ALBEMARLE CORPORATION,
a Virginia corporation

By: _______________________________
Name:
Title:

Exhibit I

FORM OF LETTER OF CREDIT REPORT

TO:        Bank of America, N.A., as Administrative Agent
RE:    Amended and Restated Credit Agreement dated as of October 28, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Europe SRL, a private limited liability company organized under the laws of Belgium (“société à responsabilité limitée”) (the “Belgian Borrower” and together with the Company and any other Subsidiary of the Company party to the Credit Agreement pursuant to Section 2.14 thereof, collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement
DATE:        [Date]

The undersigned, [insert name of L/C Issuer] (the “L/C Issuer”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.03(k) of the Credit Agreement.
The L/C Issuer plans to issue, amend, renew, increase or extend the follow Letter(s) of Credit on [insert date].

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The L/C Issuer made a payment, with respect to L/C No. [_______], on [insert date] in the amount of [$]_____________].]

[The Borrowers failed to reimburse the L/C Issuer for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No. [______] on [insert date of such failure], with respect to L/C No. [_______].]
Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[L/C ISSUER],
as [an] L/C Issuer

By:
Name:
Title: